UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

OMNOVA SOLUTIONS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of OMNOVA Solutions Inc.:	February 6, 2014 Fairlawn, Ohio

The Annual Meeting of Shareholders of OMNOVA Solutions Inc. (OMNOVA Solutions or the Company) will be held at the Hilton Akron/Fairlawn, 3180 West Market Street, Fairlawn, Ohio, on March 19, 2014 at 9:00 a.m. to:

1.	Consider and vote on the election of the following individuals to serve as directors for a term of three years, ending in the year 2017: Michael J. Merriman and William R. Seelbach;

2.	Consider and vote on the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending November 30, 2014; and

3.	Consider and conduct an advisory vote to approve the compensation of the Company’s executive officers.

The shareholders of record at the close of business on January 21, 2014 will be entitled to vote at the meeting.

Kristine C. Syrvalin

Secretary

ANNUAL MEETING ADMISSION

Proof of ownership of OMNOVA common stock as of the January 21, 2014 record date, as well as a form of government-issued personal photo identification, must be presented in order to be admitted to the Annual Meeting. If you are a shareholder of record, or if you hold shares as a participant in the OMNOVA Solutions Retirement Savings Plan, you will need to provide your name and present your personal photo identification to the shareholder services representative at the registration table at the Annual Meeting. If your shares are held in the name of a broker, bank or other holder of record, you must bring a legal proxy from the institution that holds your shares indicating that you were the beneficial owner of shares of OMNOVA common stock on the January 21, 2014 record date. Only one representative per shareholder will be admitted to the Annual Meeting (regardless of the number of shares held by the Shareholder).

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MARCH 19, 2014.

This Proxy Statement, along with the OMNOVA Solutions 2013 Annual Report and 10-K, are available free of charge on the following website: www.edocumentview.com/OMN.

YOUR VOTE IS IMPORTANT. You are urged to vote your shares by promptly marking, signing, dating and returning your proxy card or, in the alternative, by voting your shares electronically either over the Internet or by touch tone telephone. Please see “QUESTIONS & ANSWERS — How Do I Vote?” beginning on page 1 of this Proxy Statement for further information and instructions.

OMNOVA SOLUTIONS INC.

PROXY STATEMENT

QUESTIONS & ANSWERS

What is the purpose of this Proxy Statement?

This Proxy Statement is being made available to shareholders beginning on or about February 6, 2014 in connection with the Company’s solicitation of proxies for the Annual Meeting of Shareholders to be held on March 19, 2014 at the Hilton Akron/Fairlawn, 3180 West Market Street, Fairlawn, Ohio.

What is a proxy?

A proxy is your legal appointment of another person to vote the shares that you own in accordance with your instructions. The person you appoint to vote your shares is also called a proxy. On the proxy card, you will find the names of the persons designated by the Company to act as proxies to vote your shares at the Annual Meeting. The designated proxies are required to vote your shares in the manner you instruct.

Who can vote?

Record holders of OMNOVA Solutions Inc. common stock at the close of business on January 21, 2014 are entitled to vote at the meeting. Shareholders are entitled to one vote for each full share held on the January 21, 2014 record date. On that date, there were 47,167,582 shares outstanding.

How do I vote?

Registered Holders.    If your shares are registered in your name, you may vote in person at the meeting or by proxy. If you decide to vote by proxy, you may do so in any ONE of the following three ways.

By telephone.    After reading the proxy materials, you may call the toll-free number 1-800-652-8683, using a touch-tone telephone. You will be prompted to enter your Control Number, which you can find on your Notice of Internet Availability or your proxy card. This number will identify you and the Company. Then you can follow the simple instructions that will be given to you to record your vote. Telephone voting will be available through 11:59 p.m. EDT on March 18, 2014.

Over the Internet.    After reading the proxy materials, you may use a computer to access the website www.envisionreports.com/OMN. You will be prompted to enter your Control Number, which you can find on your Notice of Internet Availability or your proxy card. This number will identify you and the Company. Then you can follow the simple instructions that will be given to you to record your vote. Internet voting will be available through 11:59 p.m. EDT on March 18, 2014.

By mail.    After reading the proxy materials, you may vote your shares by marking, signing, dating and returning your proxy card to the Company’s transfer agent, Computershare, in the envelope provided. Proxy cards must be received by Computershare on or before March 18, 2014.

The Internet and telephone voting procedures have been set up for your convenience and have been designed to authenticate your identity, allow you to give voting instructions and confirm that those instructions have been recorded properly.

Whether you choose to vote in person, by telephone, over the Internet or by mail, you can specify whether your shares should be voted for all, some or none of the nominees for Director. You can also specify whether you want to vote for or against, or abstain from voting on, the ratification of the appointment of the independent auditors and whether you want to vote for or against, or abstain from voting on, the approval of the compensation of the Company’s executive officers. If you sign, date and return your proxy card but do not specify how you want to vote your shares, your shares will be voted according to the Board’s recommendations as follows:

Item		Board Recommendation
1.	Election of the Board’s two Nominees as Directors	For
2.	Ratification of Ernst & Young as the Company’s Independent Registered Public Accounting Firm	For
3.	Approval of Executive Officer Compensation	For

Participants in the 401(k) Plan and Dividend Reinvestment Plan.    If you participate in the OMNOVA Solutions Retirement Savings Plan, any shares held for your account in the OMNOVA Stock Fund of the plan will be voted by the Trustee for the plan, Fidelity Management Trust Company, according to confidential voting instructions provided by you. You may give your voting instructions to the plan Trustee in any ONE of the three ways set forth above under “Registered Holders”; however, your vote must be received no later than 11:59 p.m. EDT on March 16, 2014. If you do not provide timely voting instructions, your shares will be voted by the Plan Trustee in the same proportion as it votes Plan shares for which it did receive timely instructions.

If you participate in the Company’s dividend reinvestment program, any shares held for your account will be voted in accordance with your voting instructions. You may give your voting instructions to the plan Trustee in any ONE of the three ways set forth above under “Registered Holders.” If you do not provide timely voting instructions, your shares will not be voted.

Beneficial Owners/Nominee Shares.    If your shares are held by a broker, bank, trustee or some other nominee, that entity will give you information on how to vote your shares. If you do not give your broker or other nominee instructions on how to vote, under New York Stock Exchange rules, your broker or other nominee may vote your shares for you on Proposal 2 to ratify the appointment of auditors. Your broker or other nominee may not vote for you without your instructions on the other items of business. Shares not voted on these other matters are sometimes referred to as broker non-votes.

In Person Voting.    Registered shareholders and beneficial owners of shares held in street name may also vote in person at the meeting. If you are a registered shareholder and attend the meeting, you may deliver your completed proxy card in person. Additionally, written ballots will be available for any shareholder that wishes to vote in person at the meeting. Beneficial owners of shares held in street name who wish to vote at the meeting will need to obtain a legal proxy from the institution that holds their shares.

May I change my vote?

You may change your vote after you submit your proxy card by:

•	Sending a written notice addressed to the Secretary of the Company and received prior to the close of business on March 18, 2014, stating that you want to revoke your proxy;

•	Submitting another completed proxy card to the Secretary of the Company that is received prior to the close of business on March 18, 2014, that has a later date than the previously submitted proxy;

•	Entering later-dated telephone or Internet voting instructions prior to 11:59 p.m. EDT on March 18, 2014, which will automatically revoke the earlier proxy; or

•	Attending the Annual Meeting and voting in person. The mere presence of a shareholder at the meeting will not automatically revoke any proxy previously given.

Who counts the votes?

Representatives of Computershare will tabulate the votes and act as an independent inspector of election.

What is a “quorum”?

A quorum is necessary to hold a valid meeting of shareholders. A quorum exists if a majority of the outstanding shares of the Company’s common stock are present in person at the Annual Meeting or represented there by proxy. If you vote — including by Internet, telephone, or proxy card — your shares will be counted towards the quorum for the Annual Meeting. Withhold votes for election of directors, proxies marked as abstentions, and broker non-votes are also treated as present for purposes of determining a quorum.

What vote is necessary to pass the items of business at the Annual Meeting?

If a quorum is present at the Annual Meeting, the two nominees for election as directors will be elected if they receive a plurality of the votes cast. If you vote, your shares will be voted for election of all of the Board’s director nominees unless you give instructions to “withhold” your vote for one or more of the nominees. Withhold votes and broker non-votes will not count either in favor of or against election of a nominee. The affirmative vote of a majority of the votes cast on the proposal is required for the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2014. The shareholder vote on the compensation of the Company’s executive officers is advisory in nature and therefore not binding on the Company. Although the approval of executive compensation is an advisory vote, the Board of Directors and the Compensation and Corporate Governance Committee will consider the affirmative vote of a majority of the votes cast on the proposal as approval of the compensation paid to the Company’s executive officers. In determining whether each of these proposals has received the affirmative vote of a majority of the votes cast on the proposal, abstentions and broker non-votes are not considered votes cast and, therefore, will not count either in favor of or against a proposal.

How will voting on any other business be conducted?

The Company does not know of any business or proposals to be considered at the Annual Meeting other than the items described in this Proxy Statement. If any other business is properly brought before the meeting, the signed proxies received from you and other shareholders give the persons voting the proxies the authority to vote on the matter according to their judgment.

Who is soliciting proxies?

The enclosed proxy is being solicited by the Board of Directors of the Company, and the Company will pay the cost of the solicitation.

The Company has retained Georgeson Inc. to assist in the solicitation of proxies for a fee of $8,500 plus reimbursement of normal expenses. Solicitations may be made by personal interview, mail, telephone, facsimile, electronic mail and other electronic means. It is anticipated that the solicitations will consist primarily of requests to brokers, banks, trustees, nominees and fiduciaries to forward the soliciting material to the beneficial owners of shares held of record by those persons. The Company will reimburse brokers and other persons holding shares for others for their reasonable expenses in sending soliciting material to the beneficial owners.

In addition, certain officers and other employees of the Company may, by telephone, letter, personal visit, facsimile, electronic mail or other electronic means, request the return of proxies.

When are shareholder proposals due for the next Annual Meeting?

Shareholders who want to have their proposals considered for inclusion in the Company’s proxy materials for the 2015 Annual Meeting of Shareholders must submit their proposals to the Company no later than October 9, 2014. Notice of any other proposal that a shareholder wants to have considered at the 2015 Annual Meeting, including notice of an intent to nominate a candidate for election to the Board of Directors at the 2015 Annual Meeting, must be provided to the Company no later than December 8, 2014, and it must be in accordance with the requirements set forth in the Company’s Code of Regulations.

All proposals for inclusion in the Company’s proxy materials, notices of proposals and requests for copies of the Company’s charter documents should be sent to OMNOVA Solutions Inc., Attn: Secretary, 175 Ghent Road, Fairlawn, Ohio 44333.

PROPOSAL 1:

ELECTION OF DIRECTORS

The Company’s Code of Regulations provides that the number of directors of the Company will not be less than seven nor more than seventeen. The Board has set the number of directors at eight and currently has eight directors. Our Board is divided into three classes for purposes of election, with three-year terms of office ending in successive years.

The Board’s nominees for election this year are Michael J. Merriman and William R. Seelbach. Each of the nominees currently serves as a director and has agreed to stand for re-election. Biographical information on each of the nominees and a description of their qualifications to serve as director, as well as similar information about other directors, is set forth on the pages that follow.

If any of the nominees are unable to stand for election, the Board of Directors may designate a substitute. Shares represented by proxies may be voted for the substitute but will not be voted for more than two nominees.

Directors are elected by a plurality of the votes cast. The two nominees receiving the greatest number of votes will be elected.

Holders of OMNOVA Solutions common stock are entitled to cast one vote for each share held on the January 21, 2014 record date for up to two nominees for director. He or she may not cumulate his or her shares in voting for director nominees. What this means is that a shareholder who owns 100 shares of OMNOVA common stock may vote 100 shares for each of two nominees. The shareholder may not, however, vote more than 100 shares for any one nominee, nor vote for more than two nominees.

It is the intention of the persons appointed as proxies in the accompanying proxy card, unless authorization to do so is withheld, to vote for the election of the Board’s nominees.

Your Board of Directors recommends a vote FOR these nominees. Shares represented by proxy will be voted FOR the nominees unless you specify otherwise in your voting instructions.

BOARD OF DIRECTORS

Set forth on the following pages is biographical information for each of the nominees for election and the other continuing directors with unexpired terms of office, and a description of the skills and qualifications that led the Board to the conclusion that each such person should serve as a director of the Company. All information is given as of January 21, 2014, unless otherwise indicated.

NOMINEES FOR ELECTION

To Serve a Three-Year Term Expiring in 2017

Michael J. Merriman

Term:	Expires in 2014; Director since March 2008

Business Experience and Director Qualifications:

Mr. Merriman has been an Operating Advisor for Resilience Capital Partners LLC (a leading private equity firm focused on acquiring companies experiencing a variety of special situations, including underperformers, corporate divestitures, turnarounds and orphan public companies, within a broad range of industries) since July 2008. From November 2006 until its sale in November 2007, Mr. Merriman served as Chief Executive Officer of The Lamson & Sessions Co. (a manufacturer of thermoplastic conduit, fittings and electrical switch and outlet boxes). Previously, Mr. Merriman served as Chief Financial Officer of American Greetings Corporation (a consumer products company specializing in greeting cards, gift wrap, party goods and other social expressions) from September 2005 until November 2006. Prior to that, from August 1995 until April 2004, Mr. Merriman was the President and Chief Executive Officer of Royal Appliance Mfg. Co./ Dirt Devil Inc. (a publicly traded manufacturer of a full line of cleaning products for home and commercial use). In April 2003, Royal was sold to its largest supplier, Techtronic Industries Co., Ltd.

Mr. Merriman’s prior experience as the chief executive officer and chief financial officer of two public companies and his current service on the boards of directors of two other publicly traded companies, as well as his experience at Resilience, provides him with valuable experience and significant knowledge in the areas of executive management, strategy, corporate governance, acquisitions and divestitures, finance and financial reporting, and investor relations.

Other Directorships:	Regis Corporation, Edina, Minnesota; Nordson Corporation, Westlake, Ohio; and, previously, RC2 Corporation, Oak Brook, Illinois, and American Greetings Corporation, Cleveland, Ohio.

Committees:	Chairman of the Compensation and Corporate Governance Committee, Member of the Executive Committee and Presiding Director of the OMNOVA Solutions Board.

Age:	57

William R. Seelbach

Term:	Expires in 2014; Director since April 2002

Business Experience and Director Qualifications:

Mr. Seelbach is currently Senior Advisor of the Riverside Company (a large private equity firm investing in premier companies at the smaller end of the middle market), which he joined in January 2007. Prior to that, Mr. Seelbach served as President and CEO of the Ohio Aerospace Institute (an organization that brings together participants from industry, universities, and federal laboratories to undertake research and development projects, training, and information exchange activities) from April 2003 to December 2006. Previously, he was President of Brush Engineered Materials, Inc., Cleveland, Ohio (now known as Materion Inc.) (a manufacturer of high performance engineered materials) from 2001 to May 2002. Prior to that, he served as President, Brush Wellman Inc. from 2000 to 2001 and as President, Alloy Products division of Brush Wellman from 1998 to 2000. From 1987 to 1998, Mr. Seelbach was Chairman and Chief Executive Officer of Inverness Partners, a limited liability company engaged in acquiring and operating Midwestern manufacturing companies.

Mr. Seelbach’s prior experience as a public company executive officer and director, as well as his experience at Riverside and Inverness Partners, provides him with valuable experience and significant knowledge in the areas of executive management, strategy, operations, corporate governance, acquisitions and divestitures and finance.

Other Directorships:	Previously, Corrpro Companies, Inc., Medina, Ohio.

Committees:	Member of the Compensation and Corporate Governance Committee of the OMNOVA Solutions Board.

Age:	65

CONTINUING DIRECTORS

Kevin M. McMullen

Term:	Expires in 2015; Director since March 2000

Business Experience and Director Qualifications:

Mr. McMullen has been Chairman of the Board, Chief Executive Officer and President of the Company since February 2001. Prior to that, Mr. McMullen served as Chief Executive Officer and President of the Company from December 2000 and as a Director from March 2000. From January 2000 to December 2000, Mr. McMullen served as President and Chief Operating Officer of the Company, and from September 1999 to January 2000, Mr. McMullen served as Vice President of the Company and President, Decorative & Building Products. Previously, Mr. McMullen was Vice President of GenCorp Inc. and President of GenCorp’s Decorative & Building Products business unit from September 1996 until the spin-off of OMNOVA Solutions in October 1999. Prior to that, Mr. McMullen was General Manager of General Electric Corporation’s Commercial & Industrial Lighting business from 1993 to 1996 and General Manager of General Electric Lighting’s Business Development and Strategic Planning activities from 1991 to 1993. Mr. McMullen was a management consultant with McKinsey & Co. from 1985 to 1991.

Mr. McMullen brings to the Board strong leadership, extensive management and operating experience, and a deep understanding of the Company’s business and markets. During his 17 years at OMNOVA, including its predecessor GenCorp, Mr. McMullen has developed extensive knowledge of the Company, its customers, investors, challenges and strengths, and has built strong relationships with the Company’s customers, suppliers, and investors. He provides the Board with candid insights into the Company’s industry, operations, management team, and strategic strengths and weaknesses.

Other Directorships:	STERIS Corporation, Mentor, Ohio.

Committees:	Chairman of the Executive Committee of the OMNOVA Solutions Board.

Age:	53

Larry B. Porcellato

Term:	Expires in 2015; Director since September 2008

Business Experience and Director Qualifications:

Mr. Porcellato is the Chief Executive Officer of The Homax Group, Inc. (a leader in the worldwide DIY industry), a position he has held since January 2009. From July 2002 until January 2007 he served as Chief Executive Officer of ICI Paints North America (a $1.6B division of ICI, a global specialty chemical and coatings company). Prior to that, from December 2000 until June 2002, he served as Executive Vice President and General Manager, ICI Paint Stores, North America. Previously, he served as President of Stanley Mechanics Tools from March 1999 until October 2000, and held various leadership positions with Rubbermaid Incorporated from 1988 to 1999.

Mr. Porcellato’s experience as the chief executive officer of The Homax Group, Inc. and previously ICI Paints North America, as well as his service on the board of directors of another publicly traded company, provides him with valuable experience in manufacturing and distribution of commercial and residential building products, as well as significant knowledge and expertise in the areas of strategy, general management and finance, accounting and financial reporting.

Other Directorships:	HNI Corporation, Muscatine, Iowa

Committees:	Member of the Compensation and Corporate Governance Committee of the OMNOVA Solutions Board.

Age:	55

Robert A. Stefanko

Term:	Expires in 2015; Director since May 2006

Business Experience And Director Qualifications:

In April 2006, Mr. Stefanko retired as Chairman of the Board and Executive Vice President — Finance and Administration of A. Schulman, Inc. (an international supplier of plastic compounds and resins), positions which he had held since 1991 and 1989, respectively. Mr. Stefanko joined A. Schulman in 1972, was appointed Vice President — Finance in 1979 and became a member of A. Schulman’s Board of Directors in 1980.

Mr. Stefanko’s prior experience as Chairman of the Board and Executive Vice President — Finance and Administration at A. Schulman, and his current service on the board of directors of another publicly traded company, provides him with valuable specialty chemicals industry and international business experience and significant knowledge and expertise in the areas of general management, finance, accounting and financial reporting matters, tax, investor relations and risk management.

Other Directorships:	Myers Industries Inc., Akron, Ohio and, previously, The Davey Tree Expert Company, Kent, Ohio.

Committees:	Member of the Audit Committee of the OMNOVA Solutions Board.

Age:	71

David J. D’Antoni

Term:	Expires in 2016; Director since November 2003

Business Experience and Director Qualifications:

In September 2004, Mr. D’Antoni retired from his positions as Senior Vice President and Group Operating Officer of Ashland Inc. (a chemical, energy and transportation construction company), positions which he had held since 1988 and 1999, respectively. Mr. D’Antoni also previously served as President of APAC, Inc. and as President of Ashland Chemical Company.

Mr. D’Antoni’s prior experience as a senior executive at Ashland and his current service on the boards of directors of two other publicly traded companies provides him with valuable chemicals industry experience and significant knowledge in the areas of corporate governance, general management, acquisitions and divestitures, environmental, health and safety matters, operations, purchasing and sales. Additionally, Mr. D’Antoni has recently been recognized as an NACD Fellow by the National Association of Corporate Directors, the highest level of credentialing awarded to corporate directors who demonstrate knowledge of the leading trends and practices that define exemplary corporate governance today.

Other Directorships:	State Auto Financial Corporation, Columbus, Ohio and Compass Minerals International, Inc., Overland Park, Kansas.

Committees:	Member of the Compensation and Corporate Governance Committee of the OMNOVA Solutions Board.

Age:	69

Steven W. Percy

Term:	Expires in 2016; Director since October 1999

Business Experience and Director Qualifications:

Between July 2012 and June 2013, Mr. Percy served as the Interim Dean of the Monte Ahuja College of Business at Cleveland State University. Previously, Mr. Percy had retired from BP America in March 1999 after having served as its Chairman and CEO since 1996, and having completed a twenty-three year career with BP during which time he held a variety of increasingly responsible leadership positions, both in the United States and Europe, including among others chief executive of BP Finance International and BP Oil.

Mr. Percy’s prior experience as Chairman and CEO of BP America, as well as his experience as the chief executive of BP Finance International, provides him with significant knowledge regarding the industries in which the Company operates, the oil-based raw materials upon which the Company depends, accounting and financial expertise, as well as valuable experience in the areas of general management and environmental, health and safety matters. More recently, Mr. Percy’s role as Dean of the Monte Ahuja College of Business at CSU exposed him to cutting edge knowledge with respect to the management of business.

Other Directorships:	Non-Executive Chairman of Wavefront Technology Solutions, Inc., Edmonton, Alberta, Canada.

Committees:	Chairman of the Audit Committee and member of the Executive Committee of the OMNOVA Solutions Board.

Age:	67

Allan R. Rothwell

Term:	Expires in 2016; Director since January 2010

Business Experience And Director Qualifications:

In April 2006, Mr. Rothwell retired from his position as Executive Vice President of Eastman Chemical Company (a global chemical company which manufactures and markets a broad portfolio of chemicals, fibers and plastics) and President of the Voridian division of the company, a position which he had held since January 2002. Previously, Mr. Rothwell had served as President, Polymer Group from 2001 to 2002, President, Chemicals Group from 1999 to 2001, and as Senior Vice President and Chief Financial Officer from 1998 to 1999, in each case for Eastman Chemical Company.

Mr. Rothwell’s prior experience as a senior executive officer of Eastman Chemical Company and his current service on the board of directors of another publicly traded company provides him with valuable chemicals industry experience and significant knowledge and expertise in the areas of general management, strategic planning, sales, finance, international business and acquisitions and divestitures.

Other Directorships:	Compass Minerals International, Inc., Overland Park, Kansas.

Committees:	Member of the Audit Committee of the OMNOVA Solutions Board.

Age:	66

PROPOSAL 2:

RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY’S

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm for 2014

Subject to ratification by the shareholders at the March 19, 2014 Annual Meeting, the Audit Committee of the Board of Directors has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending November 30, 2014.

Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm requires that a majority of the votes cast, whether in person or by proxy, be cast in favor of the proposal.

If the Committee’s appointment is not ratified, or if Ernst & Young LLP declines the appointment or becomes incapable of serving, or if their appointment is discontinued, the Committee will appoint another independent registered public accounting firm whose continued appointment will be subject to ratification by the shareholders at the next Annual Meeting.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting to respond to any shareholder questions. They will have an opportunity to make a statement at the meeting if they desire to do so.

Your Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm. Shares represented by proxy will be voted FOR this proposal, unless you specify otherwise in your voting instructions.

Services of Independent Registered Public Accounting Firm for 2013

Ernst & Young LLP served as OMNOVA’s independent registered public accounting firm for fiscal year 2013. Aggregate fees for professional services rendered to OMNOVA by Ernst & Young for the fiscal years ended November 30, 2012 and 2013 were as follows:

	Fiscal Year Ended November 30, 2012	Fiscal Year Ended November 30, 2013
Audit Fees	$1,881,300	$1,763,900
Audit Related Fees	$193,500	$175,500
Tax Fees	$826,200	$878,000
All Other Fees	$—	$—
Total	$2,901,000	$2,817,400

Audit Fees include the aggregate fees billed for professional services rendered by Ernst & Young for the audit of the Company’s annual consolidated financial statements and review of financial statements included in the Company’s quarterly reports on Form 10-Q, and for the audit of the Company’s internal control over financial reporting. This category includes foreign statutory audits performed in accordance with local requirements at the company’s foreign subsidiaries.

Audit Related Fees include the aggregate fees billed for services rendered by Ernst & Young that are reasonably related to the performance of the audit or review of the Company’s financial statements, including accounting consultations and services that generally only the independent registered public accounting firm can reasonably provide, such as comfort letters, attest services, consents and assistance with and review of documents filed with the Securities and Exchange Commission.

Tax Fees include the aggregate fees billed for professional services rendered by Ernst & Young for tax compliance, preparation and planning services in 2012 and 2013, respectively.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee annually approves the scope and fees payable for the year end audit and statutory audits to be performed by the independent registered public accounting firm for the next fiscal year. Management also defines and presents to the Audit Committee specific projects and categories of service, together with the corresponding fee estimates, for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and, if acceptable, pre-approves the engagement of the independent registered public accounting firm for these specific projects and categories of service on a fiscal year basis. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. The Audit Committee has delegated to its Chairman the authority to pre-approve the engagement of the independent registered public accounting firm for audit and permitted non-audit services in an aggregate amount of $50,000, provided that the Chairman reports to the Committee at each regularly scheduled meeting the nature and amount of any audit and non-audit services that he has approved pursuant to the delegation of authority. All other services for which the Company desires to engage the independent registered public accounting firm are approved by the Committee in advance of such engagement.

All services provided by Ernst & Young have been approved in accordance with the foregoing policies and procedures.

AUDIT COMMITTEE REPORT

No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act of 1934, as amended (the “Exchange Act”), through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed to be “soliciting material” or to be “filed” under either the Securities Act or the Exchange Act.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the preparation, presentation and integrity of the Company’s financial statements, for establishing and maintaining internal control over financial reporting and for assessing the effectiveness of the Company’s internal control over financial reporting as of the end of each fiscal year. The Company’s independent registered public accounting firm is responsible for planning and carrying out a proper audit of the Company’s annual financial statements and the Company’s internal control over financial reporting, expressing opinions as to the conformity of the financial statements with generally accepted accounting principles and the effectiveness of internal controls over financial reporting, based on its audits.

The Committee discussed with the Company’s internal auditors and its independent registered public accounting firm the overall scope and plans for their respective audits. The Committee meets with the internal auditors and representatives of the Company’s independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Committee also reviewed and discussed with representatives of the Company’s independent registered public accounting firm their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and underlying estimates in its financial statements, and the matters required to be discussed by Rule 3200T of the Public Company Accounting Oversight Board (PCAOB), as currently in effect. The Committee has received from the independent registered public accounting firm the written disclosures regarding their independence required by PCAOB Rule No. 3526, Communications with Audit Committees Concerning Independence, as currently in effect, and has discussed with representatives of the Company’s independent registered public accounting firm the firm’s independence from management and the Company. Finally, the Committee has received written confirmations with respect to non-audit services performed by the independent registered public accounting firm and has considered whether such non-audit services are compatible with maintaining the firm’s independence.

In addition, the Committee discussed with management their assessment of the effectiveness of the Company’s internal controls over financial reporting, and discussed with representatives of the Company’s independent registered public accounting firm their opinion as to the effectiveness of the Company’s internal controls over financial reporting.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended November 30, 2013 to be filed with the Securities and Exchange Commission. The Committee has also appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2014 fiscal year, subject to shareholder approval.

By:	The Audit Committee of the Board of Directors
Steven W. Percy, Chairman
Allan R. Rothwell
Robert A. Stefanko

PROPOSAL 3:

ADVISORY VOTE ON EXECUTIVE OFFICER COMPENSATION

OMNOVA’s executive compensation program is designed to recruit, retain and motivate highly qualified executives for the Company; to differentiate compensation based on individual responsibilities and performance; and to align the interests of the Company’s executive officers with the Company’s shareholders in long-term shareholder value creation. Under this program OMNOVA’s executive officers, including the Named Executive Officers (who are identified on page 25 of this Proxy Statement), are rewarded for the achievement of specific short-term, long-term and strategic goals.

The following features of OMNOVA’s executive compensation program support the objectives of the program:

•	OMNOVA’s executive compensation program provides a mix of cash and non-cash, as well as short-term and long-term compensation components.

•

OMNOVA’s executive compensation program is designed to pay for performance, with a significant amount of annual and long-term compensation “at risk” and dependent upon achievement of specified financial objectives aligned with long-term shareholder value creation.

•

Performance at target generally results in total compensation (salary, annual incentive and long-term incentives) consistent with the 50th percentile of market data, while performance at maximum generally results in total compensation at the 75th percentile of market.

•

Short-term and long-term incentive compensation is earned based upon consistent and transparent performance metrics. The Committee confirms performance based upon pre-established and measurable metrics before any incentive plan payouts are made.

•

The Company’s long-term incentive plan is denominated entirely in performance shares and, as such, aligns the interests of the Named Executive Officers with shareholders in long-term shareholder value creation.

•	The Company’s incentive compensation plans incorporate maximum award levels that limit the payouts that can be made to the Named Executive Officers.

•	Equity grants are made on a consistent schedule and are not made in anticipation of significant developments that may impact the price of our common shares.

•	The Company provides minimal perquisites to the Named Executive Officers.

•

The Board has adopted share ownership guidelines that align the interests of the Company’s executive officers and directors with the interests of the Company’s shareholders in long-term shareholder value creation.

•	The Board has adopted a clawback policy to allow the Board to recover excess incentive compensation paid to the Company’s executive officers.

•

The Company prohibits directors and executive officers from pledging shares of OMNOVA common stock as collateral, trading in derivative securities of OMNOVA common stock, or engaging in any hedging activity related to shares of OMNOVA common stock.

Shareholders are encouraged to carefully review the Compensation Discussion and Analysis, tabular compensation disclosures and related narrative disclosures beginning on page 25 of this Proxy Statement. The Board recommends that shareholders indicate their support for the compensation of the Company’s Named Executive Officers as described in this Proxy Statement by voting “FOR” the following resolution at the Annual Meeting:

RESOLVED, that the shareholders approve the compensation of the Company’s Named Executive Officers, as discussed and disclosed in the Compensation Discussion and Analysis, the compensation tables and the related disclosure set forth under the caption Executive Compensation of this proxy statement.

Although the vote is advisory in nature and, therefore, not binding on the Company, the Board and the Compensation and Corporate Governance Committee will review the voting results. The Board and the Compensation and Corporate Governance Committee will consider the affirmative vote of a majority of the votes cast on this proposal as approval of the compensation paid to the Company’s executive officers. If there are a significant number of negative votes, the Compensation and Corporate Governance Committee will seek to understand and consider the concerns that influenced such votes in making future decisions about executive compensation programs.

Your Board of Directors recommends a vote FOR approval of this non-binding advisory proposal regarding the Company’s compensation for its Named Executive Officers. Shares represented by proxy will be voted FOR this proposal unless you specify otherwise in your voting instructions.

VOTING ON OTHER MATTERS

The Company did not receive notice by December 9, 2013 of any shareholder proposals to be presented for a vote at the meeting. Therefore, no shareholder proposals will be voted upon at the meeting and if any other matter requiring a vote properly comes before the meeting, the persons named on the accompanying proxy card will vote your shares on that matter in their discretion.

BOARD OF DIRECTORS INFORMATION

MEETINGS AND COMMITTEES

Meetings of the Board

The Company’s Board of Directors held 6 meetings during the 2013 fiscal year. Each director attended 75 percent or more of the total number of Board meetings and meetings of committees on which he served during the 2013 fiscal year. Each director is expected to attend the Annual Meeting of Shareholders. In 2013, all of the Company’s directors attended the Annual Meeting of Shareholders.

The Board of Directors currently has three standing committees: the Audit Committee, the Compensation and Corporate Governance Committee and the Executive Committee.

Audit Committee

Members of the Audit Committee are: Steven W. Percy, Chairman, Allan R. Rothwell and Robert A. Stefanko. Each member of the Audit Committee has been determined by the Board of Directors to be financially literate and independent as defined by the New York Stock Exchange’s listing standards. The Board of Directors has determined that Mr. Percy meets the requirements of an “audit committee financial expert” as defined by the Securities and Exchange Commission and, accordingly, has designated him as such.

The Audit Committee is responsible for overseeing the Company’s financial reporting process on behalf of the Board of Directors. The Committee is directly responsible for the appointment, termination, compensation, retention, evaluation and oversight of the work of the Company’s independent registered public accounting firm (including resolution of disagreements between management and the Company’s independent registered public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company and other non-audit engagements.

The Audit Committee’s responsibilities include, among other matters, review of:

•	the independent registered public accounting firm’s quality control;

•	the independence of the independent registered public accounting firm;

•	the audit plan and the conduct of the audit;

•	the financial statements and disclosures;

•	quarterly earnings press releases;

•	internal audit plans and reports;

•	the systems of internal controls;

•	audit results;

•	enterprise risks and risk management policies;

•	safety and environmental performance;

•	compliance with legal requirements and the Company’s code of business conduct; and

•	material contingent liabilities.

The Audit Committee has adopted a written charter, which is reviewed and reassessed annually. A current copy of the Audit Committee charter is available on the Company’s website at www.omnova.com and in print to any shareholder who requests a copy. All requests must be made in writing, addressed to OMNOVA Solutions Inc., Attn: Secretary, 175 Ghent Road, Fairlawn, Ohio 44333-3300.

The Audit Committee met 8 times during fiscal year 2013. The Audit Committee Report is set forth beginning on page 13 of this Proxy Statement.

Compensation and Corporate Governance Committee

Members of the Compensation and Corporate Governance Committee are: Michael J. Merriman, Chairman; David J. D’Antoni, Larry B. Porcellato and William R. Seelbach, each of whom has been determined to be independent as defined by the New York Stock Exchange’s listing standards. Each member of the Committee is also a “non-employee director” for purposes of Section 16 of the Exchange Act of 1934, as amended, and is an “outside director” for purposes of Section 162(m) of the Internal Revenue Code.

The Compensation and Corporate Governance Committee’s responsibilities include, among other matters:

•	establishing executive compensation philosophy and objectives and overseeing the development and implementation of policies and programs designed to accomplish those objectives;

•	administering all compensation plans;

•

reviewing and approving compensation for the Company’s executive officers, including establishing base salary, approving equity awards, and, with respect to annual and long-term incentive compensation, establishing incentive compensation opportunities for each executive officer, establishing performance metrics and objectives at the beginning of the performance period, and evaluating performance against those objectives and approving any payments to the Company’s executive officers at the conclusion of the performance period;

•	making recommendations to the Board with respect to all executive incentive compensation plans and equity-based compensation plans;

•	overseeing a risk assessment with respect to the Company’s incentive compensation programs and policies;

•	overseeing regulatory compliance with respect to compensation matters;

•

reviewing the Compensation Discussion and Analysis for the Company’s proxy statement and recommending to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement;

•	making recommendations to the Board concerning the appointment and removal of officers of the Company;

•	reviewing and approving employment agreements and severance or retention plans or agreements applicable to any executive officer;

•	overseeing the Company’s employee benefit, savings and retirement plans;

•	periodically reviewing director compensation and recommending changes, if appropriate, to the Board;

•	reviewing at least annually the appropriateness of, and compliance with, the Company’s Corporate Governance Guidelines;

•	periodically reviewing the appropriateness of, and compliance with, the Company’s Stock Ownership Guidelines;

•	reviewing possible conflicts of interest of Board members and executive officers;

•	considering whether the provision of compensation consulting services to the Company by any consultant retained by the Committee or the Company raises any conflict of interest; and

•	overseeing the Board’s annual evaluation process and the evaluation of individual director performance.

The Compensation and Corporate Governance Committee also serves as the nominating committee for the Board of Directors. In its capacity as the nominating committee, members of the Committee, among other things,

•	establish and periodically review the criteria for Board membership;

•	identify new director candidates;

•	recommend candidates to the Board to fill new or vacant positions;

•	review and make recommendations to the Board regarding the nomination of incumbent directors for re-election to the Board;

•

review the qualifications of, and make recommendations to the Board regarding, director nominations which have been submitted to the Company by shareholders or others in accordance with the Company’s Code of Regulations or otherwise; and

•	make recommendations to the Board regarding the appropriate size of the Board and the appointment of members to the Board’s committees.

If the Committee determines that it is advisable to recruit a new director, the Committee initiates the search, working with other directors, management, and, as appropriate, third-party search firms. The Committee has the sole authority to retain and terminate compensation consultants to assist in the evaluation of director or executive officer compensation, to engage search firms to assist in the identification of director candidates and to approve the fees and other retention terms of such compensation consultants or search firms. The Committee may also retain independent counsel and other independent advisors to assist it in carrying out its responsibilities.

The Committee will consider shareholder’s suggestions for nominees for election to the Company’s Board of Directors if any such suggestion is made in writing, includes biographical data and a description of such nominee’s qualifications and is accompanied by the written consent of such nominee. To be considered for election at the 2015 Annual Meeting of Shareholders, any such suggestion for nominees must be mailed to the Compensation and Corporate Governance Committee, OMNOVA Solutions Inc., Attention: Secretary, and be received by the Secretary no later than December 8, 2014. Nominees for election to the Board of Directors should at a minimum satisfy the following criteria:

•	possess the integrity and mature judgment essential to effective decision making;

•

have the ability and willingness to commit the time and effort necessary to prepare for, attend and participate in meetings of the Board and one or more of its standing Committees and not have other directorships, trusteeships or outside involvements which would materially interfere with responsibilities as a director of the Company;

•	have the willingness and availability to serve at least one term;

•

have the willingness and ability to represent the interests of all shareholders of the Company rather than any special interest or constituency while keeping in perspective the interests of the Company’s employees, customers, local communities and the public in general;

•	have background and experience that is valuable to the Company and complements the background and experience of other Board members;

•	be a shareholder or willing to become a shareholder of the Company;

•	be free from interests that are or would present the appearance of being adverse to, or in conflict with, the interests of the Company; and

•

have a proven record of competence and accomplishment through demonstrated leadership in business, education, government service, finance or the sciences, including director, CEO or senior management experience; academic experience; scientific experience; financial and accounting experience; or other relevant experiences which will provide the Board with perspectives that will enhance Board effectiveness, including perspectives that may result from diversity of ethnicity, race, gender, age, experiences, skills, knowledge, background and national origin or nationality.

These criteria have been established by the Compensation and Corporate Governance Committee as criteria that any director nominee, whether suggested by a shareholder or otherwise, should satisfy. A nominee for election to the Board of Directors that is suggested by a shareholder (in compliance with the procedures described above) will be evaluated by the Compensation and Corporate Governance Committee in the same manner that any other new nominee for election to the Board is evaluated. The evaluation process will include a comprehensive background and reference check, a series of personal interviews by, at a minimum, the Chairman of the Board and the Chairman of the Compensation and Corporate Governance Committee, and a thorough review by the full Committee of the nominee’s qualifications and other relevant characteristics, taking into consideration the criteria that are set forth in the Corporate Governance Guidelines. Finally, if the Committee determines that a candidate should be nominated for election to the Board of Directors, the Committee will present its findings and recommendation to the full Board of Directors for approval.

The Committee has adopted a written charter which specifically describes the duties and responsibilities of the Committee. A current copy of the charter is available on the Company’s website at www.omnova.com and in print to any shareholder who requests a copy. All requests must be made in writing, addressed to OMNOVA Solutions Inc., Attn: Secretary, 175 Ghent Road, Fairlawn, Ohio 44333-3300.

The Compensation and Corporate Governance Committee met 5 times during fiscal year 2013. The report of the Compensation and Corporate Governance Committee is set forth on page 51 of this Proxy Statement.

Executive Committee

During the intervals between meetings of the Board of Directors, the Executive Committee, unless restricted by resolution of the Board, may exercise all of the powers of the Board of Directors in the management and control of the business of the Company. The Executive Committee did not meet or otherwise take any action during fiscal year 2013.

Members of the Executive Committee are: Kevin M. McMullen, Chairman; Michael J. Merriman; and Steven W. Percy.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board of Directors has adopted the OMNOVA Solutions Inc. Corporate Governance Guidelines. These guidelines outline the responsibilities of the Board of Directors, director selection criteria and procedures, board composition criteria and various policies and procedures designed to ensure effective and responsive governance. These guidelines and performance against these guidelines are reviewed at least annually by the Compensation and Corporate Governance Committee, including a determination whether any changes are appropriate in response to regulatory requirements, best practices or other developments. The OMNOVA Solutions Corporate Governance Guidelines are available on the Company’s website at www.omnova.com and in print to any shareholder who requests a copy. All requests must be made in writing, addressed to OMNOVA Solutions Inc., Attn: Secretary, 175 Ghent Road, Fairlawn, Ohio 44333-3300.

Code of Ethics

Each of our employees and directors is required to comply with the OMNOVA Solutions Business Conduct Policies, a code of business conduct and ethics adopted by the Company. It is the objective of the Company that our business be conducted in accordance with the highest standards of personal and professional ethics. The OMNOVA Solutions Business Conduct Policies set forth policies covering a broad range of subjects, including sales practices, conflicts of interest, insider trading, financial reporting, harassment and intellectual property, and require strict adherence to laws and regulations applicable to OMNOVA’s business. Only the Board of Directors is authorized to waive any provision of the Policies with respect to an executive officer or director. Any such waiver will be promptly disclosed on our website as required by applicable regulation. The OMNOVA Solutions Business Conduct Policies are available on the Company’s website at www.omnova.com and in print to any shareholder who requests a copy. All requests must be made in writing, addressed to OMNOVA Solutions Inc., Attn: Secretary, 175 Ghent Road, Fairlawn, Ohio 44333-3300.

Board Leadership Structure

At present, Mr. McMullen serves as both Chairman and CEO. Mr. McMullen has held the position of CEO since December 2000 and the position of Chairman since February 2001.

The Board also has an independent Presiding Director. Mr. Merriman currently serves as the Company’s Presiding Director. The role of the Presiding Director is, in addition to the duties and responsibilities of all directors, to coordinate the activities of the other non-management directors and perform such duties as the Board may determine from time to time. Specifically, the Presiding Director is responsible for:

•

Presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors, and providing feedback to the Chairman regarding matters discussed in these sessions;

•	Serving as a non-exclusive liaison between the independent directors and the Chairman to convey to the Chairman the views, concerns and issues of the independent directors;

•	Calling meetings of the independent directors when necessary and appropriate;

•	Working with the Chairman, in conjunction with other Board members, to set meeting agendas, topics and schedules and to assess the appropriateness of information provided to the Board; and

•	If requested and as appropriate for significant issues, being available, along with the CEO/Chairman, for consultation and direct communication with shareholders.

The designation of a Presiding Director does not limit or restrict any director from having frequent, open and candid discussions with other independent directors or with the Chairman.

The Board believes that the designation of an independent Presiding Director, together with the fact that (1) the Board is composed entirely of independent directors (other than Mr. McMullen), (2) the Audit and Compensation and Corporate Governance Committees are composed entirely of independent directors, and (3) the Board and each of the committees holds frequent and effective executive sessions of the independent directors (excluding Mr. McMullen) at each regularly scheduled Board and committee meeting, assures appropriate Board independence. Moreover, the Board also believes that maintaining equality among the independent directors fosters collegiality and openness among directors which supports the objective of frequent, open and candid discussions and an open exchange of ideas among all members of the Board and with senior management. As a result of these factors, the Board is satisfied that the Company’s Board leadership structure is effective and appropriate for the Company.

Executive Sessions

The non-management directors of OMNOVA Solutions, who have all been determined to be independent as defined by the New York Stock Exchange’s listing standards, meet in executive session without members of management present at each regularly scheduled meeting of the Board of Directors. As noted above, the Presiding Director presides at these executive sessions.

Communicating with the Board of Directors

Shareholders and other interested parties who wish to communicate with the Board of Directors, the non-management or independent directors or a particular director (including the Presiding Director) may do so by sending a letter to the Secretary of the Company at 175 Ghent Road, Fairlawn, Ohio 44333. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Board Communication” or “Director Communication.” All such letters must identify the author and clearly state whether the intended recipients are all members of the Board or certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors.

Director Independence

OMNOVA’s Corporate Governance Guidelines require that a majority of directors meet the criteria for independence set forth in the listing standards of the New York Stock Exchange. The listing standards provide that, in order to be considered independent, the Board must determine that a director has no material relationship with OMNOVA (either directly, or as a partner, shareholder or officer of an organization that has a relationship with the Company) other than as a director. The listing standards further specify a number of relationships that will disqualify a director from being deemed independent. The Board has reviewed the independence of its members considering these standards and taking into account any commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships between the directors and OMNOVA. In reviewing the independence of Messrs. D’Antoni, Merriman, Porcellato, and Seelbach, the Board also considered whether any of such directors has a relationship to the Company which is material to such director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to (i) the source of such director’s compensation, including any consulting, advisory or other compensatory fee paid to such director by the Company; and (ii) whether such director is affiliated with the Company, or any of its subsidiaries or affiliates. Following this review, the Board has affirmatively determined that each of the following nonemployee directors is independent and that none has a material relationship with the Company, in accordance with the listing standards of the New York Stock Exchange:

David J. D’Antoni	Allan R. Rothwell
Michael J. Merriman	William R. Seelbach
Steven W. Percy	Robert A. Stefanko
Larry B. Porcellato

Certain Relationships and Related Transactions

There were no transactions between the Company and its officers, directors, nominees for director, or greater than 5% shareholders, or any immediate family member of an officer, director, nominee or greater than 5% shareholder, either during fiscal year 2013 or up to the date of this proxy statement in which the amount involved exceeded $120,000 (excluding compensation for such person’s service as an officer or director of the Company). The Company’s Business Conduct Policies, which applies to all employees and members of the Company’s Board of Directors, require employees and directors to avoid conflicts of interest. The Policies define a conflict of interest as any situation where an individual’s personal interests may conflict with the Company’s interests, and emphasizes each employee’s and director’s duty to make business decisions solely in the best interests of the Company. Any transaction between the Company and a director or officer of the Company (excluding compensation for such person’s service as an officer or director of the Company) is reviewed by the Compensation and Corporate Governance Committee to prevent, minimize or eliminate possible conflicts of interest.

Diversity Policy

The Company’s Corporate Governance Guidelines provide that diversity is among the criteria to be considered in recommending candidates for election as directors. Specifically, under the Company’s Corporate Governance Guidelines, the Compensation and Corporate Governance Committee considers, among other things, a candidate’s proven record of competence and accomplishment through demonstrated leadership in business, education, government service, finance or the sciences, including director, CEO or senior management experience; academic experience; scientific experience; financial and accounting experience; or other relevant experiences which will provide the Board with perspectives that will enhance Board effectiveness, including perspectives that may result from diversity of ethnicity, race, gender, age, experiences, skills, knowledge, background and national origin or nationality. The Board considers the skills, backgrounds, experiences and other qualifications of its incumbent directors and seeks to identify new candidates that will provide the Board with diverse qualifications that complement its overall composition. The Compensation and Corporate Governance Committee will monitor diversity through the annual Board evaluation process.

The Board and Oversight of Risk

The Board has an active role, as a whole and also at the Committee level, in overseeing management of the Company’s risks. Company management uses an enterprise risk management process to identify and assess, and, to the extent practicable, manage and mitigate material risks to the Company. The Board and Committees receive regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal, regulatory, and strategic risks, among others. While each Committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed and involved in the risk management process. The Board does not believe that the involvement of the Board and its Committees in overseeing the risk management process impacts the Board leadership structure.

Compensation Practices and Risk Management Procedures

Each year the Committee undertakes an assessment of the Company’s compensation policies and practices to determine whether any of those policies or practices inappropriately incentivizes employees for taking risks that are reasonably likely to result in a material adverse effect on the Company. As part of this assessment, in early 2014, as in prior years, the Committee reviewed the metrics and other material features of the Company’s various incentive compensation plans, as well as policies or practices that have a mitigating effect on such risks. The Committee considered the following to be significant mitigating factors:

•	Committee oversight of compensation programs, including discretion to establish incentive opportunities, define metrics, set objectives, monitor performance and determine final payouts;

•	Compensation plans that provide a mix of both short and long-term compensation as well as cash and equity compensation;

•	Incentive compensation plans that use broad-based, reportable financial metrics that are quantitative, audited, measurable and aligned with shareholder interests;

•	All plans are subject to fixed caps on financial payouts that are not excessive;

•	Service-based 3 year cliff vesting of certain equity grants;

•	Stock ownership guidelines;

•	A clawback policy that allows the Board to recover excess incentive compensation paid to the Company’s executive officers;

•

Prohibition on pledging of OMNOVA common stock as collateral, trading in derivative securities of OMNOVA common stock, or engaging in any hedging activity related to shares of OMNOVA common stock by directors and executive officers; and

•	Significant ownership interests held by executive officers.

On the basis of this assessment, the Committee has concluded that the Company’s compensation plans do not incentivize inappropriate risk taking that is reasonably likely to have a material adverse effect on the Company.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation and Corporate Governance Committee during fiscal 2013 or, as of the date of this proxy statement, is or has been, an officer or employee of the Company and no executive officer of the Company served on the compensation committee or board of directors of any company that employed any member of the Compensation and Corporate Governance Committee of the OMNOVA Solutions Inc. Board of Directors.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Discussion and Analysis describes the material components of OMNOVA’s executive compensation program for the Company’s named executive officers (“Named Executive Officers” or “NEOs”), whose compensation is set forth in the Summary Compensation Table and other compensation tables contained in this Proxy Statement. For the 2013 fiscal year, which ended November 30, 2013, the Company’s Named Executive Officers included the following individuals: Kevin M. McMullen, Chairman, Chief Executive Officer and President; Michael E. Hicks, Senior Vice President and Chief Financial Officer; James J. Hohman, Senior Vice President; President, Performance Chemicals; James C. LeMay, Senior Vice President, Corporate Development, General Counsel; and Jay T. Austin, Vice President, Global Sourcing and Logistics.

The Compensation Discussion and Analysis also provides an overview of the Company’s executive compensation philosophy and objectives, how compensation decisions are made, the elements of the Company’s executive compensation program, and the specific compensation decisions made or impacting the 2013 fiscal year compensation for the Company’s Named Executive Officers.

Executive Summary

OMNOVA’s executive compensation program is designed to pay for performance in order to align the interests of executives with those of the Company’s shareholders in long-term shareholder value creation. The Company evaluates performance over both short-term and multi-year periods based on the Company’s financial, operational, and strategic performance, including results for certain key performance metrics.

The Compensation and Corporate Governance Committee (the “Committee”) of the Board of Directors believes that OMNOVA’s executive compensation program is reasonable, competitive and appropriately balances the goals of long-term value creation for shareholders, paying for performance and attracting, motivating, and retaining highly qualified executives required to create long-term value for shareholders. A significant portion of executives’ compensation is at-risk and dependent upon the Company’s financial, operational, and strategic performance, as well as the Company’s stock price.

The Company emphasizes performance-based compensation that appropriately rewards executives for delivering financial, operational, and strategic results that meet or exceed pre-established goals through an annual incentive compensation program, as well as a long-term incentive program. The annual incentive compensation program provides the opportunity for a cash payout upon achievement of the specified annual performance objectives, while the long-term incentive program provides executives with the opportunity to earn a specified number of performance shares upon achievement of pre-established multi-year performance objectives. Additionally, the interests of executives are further aligned with those of shareholders and the long-term interests of the Company through stock ownership requirements and annual grants of restricted shares.

Fiscal Year 2013 Results

After two years of record consolidated segment operating profit from our continuing businesses, the Company’s overall financial performance took a step back in 2013. The two business segments, Performance Chemicals and Engineered Surfaces, contributed a combined $84.8 million in adjusted segment operating profit for 2013, after setting records in each of the previous two years.

The Performance Chemicals business segment delivered $67.1 million in adjusted segment operating profit in 2013 as compared to its record-setting $89.6 million in the prior year, driven primarily by a 3% decrease in volumes as a result of market weakness and greater competitive pressures in the Performance Materials product line, which includes chemicals for coated paper and carpeting.

Engineered Surfaces provided a total of $17.7 million in adjusted segment operating profit in 2013, an $8.4 million improvement from 2012, and its best performance since 2001, despite a decline in volumes of 8% versus the prior year. The volume decline was primarily the result of the shut-down of manufacturing operations at our Columbus, Mississippi facility following the sale of the Company’s wallcovering business, a very large one-time sale to a laminates customer in 2012 which affected year-over-year comparisons, and a strategic decision to exit non-profitable residential furniture business in China. This was the third straight year of improvement in operating profit in the Engineered Surfaces business and the result of a number of actions taken to strengthen the profit potential of this business.

The Company also continued its long history of strong cash generation in 2013 used to fund key investments for future opportunities and to reduce net debt.

The value of OMNOVA stock increased in 2013, closing the fiscal year at $8.76, an 18% increase over the close of fiscal year 2012. The Company has also continued to make progress with improvements in the Company’s business model, investments in critical assets and technologies that enable differentiated solutions to customers, actions to enhance the effectiveness of the Company’s global organizations, and strategic decisions that have and will continue to positively impact the Company’s product portfolio and profitability. In 2014, the Company will continue to focus on profitable growth by leveraging the improvements made and investments in new capabilities and facilities.

Impact of Performance on 2013 Compensation Decisions

Performance against the target objectives included in the Company’s 2013 incentive compensation programs, which were significantly above the target objectives for 2012, is reflected in the chart below:

Metric		FY2013	FY2012	Change

EBIT	Actual	$62.8M	$80.7M	-22%
	Target	$78.5M	$67.0M	+17%
	% Target	80%	120%

Change in Net Debt	Actual	$20.5M	$56.5M	-64%
	Target	$34.8M	$20.0M	+74%
	% Target	59%	283%

EBT	Actual	$30.9M	$44.2M	-30%
	Target	$33.8M	$30.0M	+13%
	% Target	91%	147%

ROAE	Actual	7.20%	8.71%	-17%
	Target	7.75%	7.75%	—
	% Target	93%	112%

Compensation decisions made in 2013 reflect the Company’s performance:

Base Salary	• There were no increases in base salaries for any of the Named Executive Officers in fiscal 2013.

Annual Incentive Opportunity

•  There were no changes in the level of incentive opportunities (minimum, target and maximum) available under the 2013 Executive Incentive Compensation Program (EICP).

•  Payouts for the Named Executive Officers under the 2013 EICP were 25% to 40% of target opportunities, reflecting results at the corporate and business segment levels that were below the Company’s target expectations.

•    Corporate: EBIT payout was 52% of target and change in net debt was below threshold

•    Engineered Surfaces: Operating profit payout was 93% of target, cash flow payout was 133% of target, while revenue growth was below threshold

•    Performance Chemicals: Cash flow payout was 131% of target, while operating profit and volume growth were below threshold

•  Actual payouts for the Named Executive Officers under the 2013 EICP decreased, on average, 73% from payouts awarded under the 2012 EICP.

Long Term Incentive Program

•  There were no changes in the level of long term incentive opportunity provided to the Named Executive Officers, although the number of performance shares each executive is eligible to earn decreased as a result of the increase in OMNOVA’s stock price.

•  Performance shares earned for the 2012 – 2013 performance period ranged from 122% to 140% of target shares awarded, reflecting results for the two-year performance period that exceeded target expectations.

•    EBT and ROAE results approximated maximum results for 2012, fell below target for 2013 and were above target for the full two-year period

Equity Awards	• There were no changes in the target value of service-based restricted stock awards, although fewer shares were awarded.

Compensation Practices

The Company’s compensation practices are an important part of properly balancing the goals of long-term value creation for shareholders, paying for performance and attracting, motivating, and retaining highly qualified executives required to create long-term value for shareholders. Some of the material compensation practices employed by the Company in its executive compensation program include:

•	The Committee engages an external compensation consultant to assist in structuring and benchmarking the Company’s executive compensation program.

•	Annual and long-term incentives are based on the achievement of objective financial results.

•	Annual incentive plan includes a “circuit breaker” or performance hurdle (the threshold level of EBIT performance) that must be met before any bonus can be paid at any organizational level.

•	The vast majority of long-term incentives are tied to the achievement of long-term financial objectives established at the start of the period.

•	Service-based equity awards represent a minority of an individual’s long term incentives and include long-term cliff vesting provisions.

•	The Company avoids using the same metrics in its annual and long-term incentive plans.

•	The Company believes that it has satisfied the requirements of Section 162(m) in order to preserve the tax deductibility of its annual and long-term incentive programs.

•	The Company does not provide executives with special retirement benefits greater than those earned by other associates.

•	The Company requires executives and directors to meet specific stock ownership guidelines.

•	Executives are required to hold shares from equity awards (net of any shares sold to pay taxes) until they meet their stock ownership guidelines.

•	Directors and executive officers are prohibited from pledging Company stock.

•	Directors and executive officers are prohibited from trading in derivative securities of OMNOVA common stock, or engaging in any hedging activity related to shares of OMNOVA common stock.

•	The Board has adopted a clawback policy which allows it to clawback compensation from annual and long-term incentives to all executives officers.

Results of 2013 Advisory Vote on Executive Compensation.

The Committee believes that its executive compensation program properly balances the goals of long-term value creation for shareholders, paying for performance and attracting, motivating, and retaining highly qualified executives required to create long-term value for shareholders. At the 2013 Annual Meeting of Shareholders, the Company conducted an advisory vote of shareholders on the compensation of the Company’s Named Executive Officers, commonly referred to as a “say-on-pay” vote. Approximately 85% of the votes cast were in favor of the Company’s “say-on-pay” proposal in 2013, evidence of shareholders’ support of the compensation arrangements for the Company’s Named Executive Officers, as well as the Company’s general executive compensation practices. Notwithstanding this support, the Compensation and Corporate Governance Committee continually reviews all elements of the current executive compensation program to ensure that the overall design continues to support the Company’s financial, operational, and strategic objectives. After taking into account the results of the 2013 “say on pay” vote and the Company’s objectives, the Committee has decided to retain the core design of the Company’s executive compensation program in fiscal year 2014.

Objectives and Philosophy of the Executive Compensation Program

The objectives of OMNOVA’s executive compensation program are:

•	to recruit, retain and motivate highly qualified executives for the Company;

•	to differentiate compensation based on individual responsibilities and performance; and

•	to align the interests of the Company’s executive officers with the Company’s shareholders in long-term shareholder value creation.

OMNOVA’s executive compensation programs are designed and administered to:

•

promote the interests of OMNOVA’s shareholders by attracting, motivating and retaining individuals who will become personally accountable for the overall success of the Company and who, by their actions, will create shareholder value;

•	properly balance the focus on both short and long-term Company performance;

•	allow the Company to respond to changes in compensation for similar positions in the competitive marketplace; and

•	allow for the Board to exercise discretion from time to time, as warranted by unanticipated events or circumstances.

OMNOVA’s primary financial objective is to create long-term shareholder value through sustained profitable growth, margin enhancement and generation of free cash flow from operations. Consequently, the incentive components of the executive compensation program have focused on the following primary measures of performance: earnings (before taxes, and before interest and taxes), operating profit, return on assets employed, growth, change in net debt and cash flow. These metrics were chosen because they support the Company’s objective of achieving profitable growth and align the interests of the Company’s executives with the interests of the Company’s shareholders. These metrics require focus on marketing and sales execution, new products, new markets, innovation, working capital management, effective capital investments, a cost effective capital structure, access to debt, productivity gains, cost containment, continuous improvement, sustainability, and effective compliance programs.

OMNOVA’s executive compensation program covers all compensation paid to the Company’s executive officers, including the Named Executive Officers.

Administration, Oversight and Determination of Executive Compensation

Compensation and Corporate Governance Committee

In accordance with the duties and responsibilities set forth in the Committee’s charter, the Committee considers and establishes each element of the total compensation of the Chief Executive Officer. In addition, the Committee, with the counsel of the Chief Executive Officer, considers and establishes base pay, incentive pay and other compensation for the other executive officers of the Company. In considering compensation policies and practices for 2013 and 2014, the Committee took into account the favorable outcome of the shareholders advisory votes on executive compensation in connection with the Company’s 2012 and 2013 Annual Meetings of Shareholders.

In fulfilling its responsibilities, the Committee may seek input, advice and recommendations from the Board of Directors, the executive officers and compensation consultants. The Committee is not bound by such input, advice or recommendations. The Committee at all times exercises independent discretion in its executive compensation decisions.

Board of Directors

The Board of Directors approves all incentive compensation and equity-based plans. The Board also receives a report on all executive compensation matters which have been approved by the Committee.

Executive Officers

The Chief Executive Officer also plays a role in the determination of executive compensation. At the beginning of each fiscal year, the Chief Executive Officer sets annual team and individual performance goals for his direct reports, which include all of the Named Executive Officers (other than the Chief Executive Officer). The performance goals are designed to promote teamwork and individual performance that advances the Company’s objectives. Throughout the fiscal year, each executive officer’s performance is reviewed and evaluated against team goals, as well as his or her individual performance goals. At the end of the fiscal year, the Chief Executive Officer conducts a final performance review for each of his direct reports. Based on these ongoing reviews, comparisons of the direct reports’ compensation to market, and the budget for salary merit increases across the Company, the Chief Executive Officer recommends to the Committee base salary adjustments for all executive officers other than himself. Incentive compensation payouts are generally awarded under the Company’s annual incentive program and long-term incentive program based upon the achievement of specific Company or business unit objectives approved by the Committee at the beginning of the relevant performance period. The Chief Executive Officer may recommend that the payout earned by an executive officer (other than himself) be adjusted to reflect individual performance considerations. The annual and long-term incentive awards are paid in the first quarter of each year while base salary adjustments are approved and implemented at the discretion of the Committee.

On the recommendation of the Chief Executive Officer, no salary increases were awarded to the Company’s Named Executive Officers in fiscal 2013 as a result of near-term market uncertainty as the Company was concluding its 2012 fiscal year. In December 2013, the beginning of the Company’s 2014 fiscal year, the Committee awarded modest salary increases to the Company’s Named Executive Officers in an effort to maintain the market competitiveness of the Company’s compensation program for its executive officers.

The Chief Executive Officer, the Chief Human Resources Officer and the Vice President, Human Resources Administration; Assistant General Counsel & Secretary attend all meetings of the Committee other than those relating to the performance or compensation of the Chief Executive Officer and executive sessions of the Committee.

The executive officers and other employees also periodically consult with and assist the Committee in calculating incentive compensation payouts, establishing and monitoring performance goals and attending to other executive compensation or governance matters.

Compensation Consultants and Benchmarking

The Committee has engaged Pay Governance LLC to assist it in evaluating and structuring its executive compensation program. As a matter of process, the Committee (i) annually reviews the market competitiveness of its executive compensation program and (ii) approximately every three years, thoroughly reviews the reasonableness and appropriateness of the Company’s executive compensation program and practices. In 2012 and again in 2013, the Committee evaluated the market competitiveness of its executive compensation program using survey data compiled and analyzed by Pay Governance. The survey data provided by Pay Governance was based on the most recent broad-based surveys of executive pay at numerous general industrial companies published by leading human resources and compensation consulting firms (including Towers Watson and William M. Mercer, among others) and was adjusted through regression analysis to reflect total Company or applicable business unit revenues.

Also in 2013, the Committee reviewed the reasonableness and appropriateness of the Company’s executive compensation program and practices. Prior to 2013, the last full evaluation of this nature was conducted by Towers Watson in 2010. In engaging Pay Governance to conduct the 2013 review, the Committee determined to divide the review into multiple pieces that would be evaluated and reviewed with the Committee throughout the year, providing the Committee time to consider the results and prepare for any plan design decisions that may be necessary going into the following year. Accordingly, during 2013, the Committee engaged Pay Governance to (i) evaluate the Company’s goal setting process for its annual and long-term incentive plans, including the number, type and weightings of metrics and the ranges of performance (minimum and maximum as a percent of target), and (ii) assess the pay-performance alignment of OMNOVA’s annual and long-term incentive plans. In conducting these evaluations, Pay Governance constructed a comparator group of 27 companies by identifying and constructing a subset of those companies that cite OMNOVA as a peer company, those companies identified as a peer of OMNOVA by Institutional Shareholder Services (ISS), and other companies similar to OMNOVA with regard to size (ranging from one-half to two times OMNOVA’s revenues, assets, market cap, enterprise value and number of employees) and business fit (industry classification, products and end use markets similar to OMNOVA). While OMNOVA does not consider this comparator group to be a peer group for all executive compensation purposes, the Committee recognizes that a comparator group is necessary in order to evaluate certain elements of the Company’s executive compensation program, such as the reasonableness of certain compensation processes and pay-performance alignment. Further information regarding the executive compensation assessment process and findings is set forth below.

Assessment of Market Competitiveness.    In assessing the market competitiveness of the level of its executive compensation, the Committee generally considers total compensation (defined as salary, annual incentive and long-term incentives), assuming target achievement of its performance objectives, at the 50th percentile of market data to be market competitive. The Committee does not rely on market competitiveness alone, however, in establishing compensation for executive officers. The Committee also exercises judgment based on individual circumstances, including factors such as individual performance, tenure and experience in the position, qualifications, scope of responsibility, Company and/or business unit performance, leadership, advancement potential, contributions to shareholder value and retention concerns. Accordingly, a particular executive officer’s total compensation opportunity may be higher or lower than the targeted percentile of market data.

In the Fall of 2012, the Committee assessed the market competitiveness of the Company’s executive compensation program utilizing the survey data compiled and analyzed by Pay Governance. Based on this assessment, the Committee determined in the Fall of 2012 that total compensation for Mr. McMullen and for the executive group as a whole was generally competitive (+/– 10% of the 50th percentile at target performance) with market data; however, total compensation at target was somewhat below market for Mr. Hicks, somewhat above market for Mr. Hohman and significantly above market for Mr. Austin, driven primarily by above market annual and long-term incentive opportunities. The Committee believes that it is appropriate to provide each member of the Company’s Senior Leadership Team (other than Mr. McMullen) with similar opportunities to earn annual and long-term incentive pay.

In the Fall of 2013, the Committee again assessed the market competitiveness of the Company’s executive compensation program utilizing survey data compiled and analyzed by Pay Governance. Based on this assessment, the Committee determined in the Fall of 2013 that total compensation for Mr. McMullen and for the executive group as a whole was generally competitive (+/– 10% of the 50th percentile) with 2013 market data; however, total compensation at target remains somewhat above market for Mr. Hohman and Mr. Austin, driven primarily by the practice of providing each member of the Company’s Senior Leadership Team (other than Mr. McMullen) with similar annual and long-term incentive opportunities.

Assessment of Executive Compensation Program and Pay Practices.    As noted above, in 2013 the Company engaged Pay Governance to evaluate its goal setting processes and to assess the pay-performance alignment of its executive compensation program. In evaluating the Company’s incentive plan goal setting processes, Pay Governance reviewed the number, type and weightings of metrics used by the Company in its annual and long term incentive plans and the performance ranges (minimum and maximum as a percent of target) for its annual and long term incentive plans, in each case comparing the Company’s practices in these regards during the five most recently completed fiscal years to the practices of the comparator group over that same time period. Based on its evaluation of the Company’s goal setting processes, Pay Governance concluded that the number, type and weighting of the metrics used in the Company’s annual and long-term incentive plans generally reflect market norms. The performance ranges, however, tended to be somewhat broader than typical market practices, reflecting the Company’s stated intention of establishing broad parameters between threshold and maximum due to the cyclical nature of the Company’s business and the significant impact of raw material volatility and other cyclical factors on the Company’s performance.

In assessing the pay for performance alignment of the Company’s executive compensation program, Pay Governance reviewed the pay of OMNOVA’s CEO and CFO under, and the Company’s performance on the metrics associated with, the Company’s annual and long-term incentive plans for each of the five most recently completed fiscal years and performance periods, respectively. Pay Governance examined the alignment of the Company’s actual and potential pay under its annual incentive plan with the Company’s performance over that same time period and compared such pay and performance to the pay and performance of the comparator group. Based on this assessment, Pay Governance concluded that the actual as well as potential outcomes associated with OMNOVA’s annual incentive program have been appropriate and reasonable based on OMNOVA’s performance. Specifically, Pay Governance found that, on average, actual annual incentive plan payouts for the past five years have been slightly above target levels. This resulted in cash compensation slightly above comparators’ medians which was supported by business results that ranked at comparable levels. Finally, Pay Governance concluded that OMNOVA’s actual long term incentive plan payout levels relative to those of the comparator companies have generally been in line with OMNOVA’s relative performance versus comparators over the five most recently completed performance periods.

Other Services Provided by Compensation Consultants.    Pay Governance LLC serves as the Company’s compensation consultant and does not provide any other services to the Company. Pay Governance is compensated on a fee-based structure and no portion of any payment made to them is dependent upon achieving a certain result or is otherwise commission-based.

General Policies and Practices Related to Executive Compensation

Components of Executive Compensation

OMNOVA’s executive compensation program consists of four primary components — base salary, an opportunity for an annual incentive bonus and an opportunity to participate in two long-term incentives: (1) the Long-Term Incentive Program and (2) equity awards. The annual incentive bonus is referred to as the Executive Incentive Compensation Program, or EICP, while the Long-Term Incentive Program is referred to as such, or as the LTIP. These four components of compensation: base salary, EICP opportunity, LTIP opportunity and equity awards, provide a mix of cash and non-cash and short and long-term compensation. While each component individually is intended to meet a different objective, when combined these components are intended to focus the individual executive on high levels of sustained performance directed at key Company objectives.

In addition to these primary components, the Named Executive Officers also participate in employee benefit programs generally available to all salaried employees and, in some cases, are entitled to certain perquisites by virtue of their position and job responsibilities.

The Committee generally does not consider amounts realized from prior compensation in setting future levels of compensation to be paid to executive officers.

Allocation of Executive Compensation

Executive officers have responsibilities that significantly influence overall business performance and thus have a greater proportion of their total compensation allocated to incentive compensation based on short-term and long-term corporate performance. The Company does not have any fixed policies or guidelines with respect to the allocation of executive compensation between short-term and long-term elements and cash and non-cash elements. In practice, however, the Committee has taken the following approaches.

Allocation between short-term and long-term elements.    Annual compensation, consisting of base salary and EICP (assuming a payout at target), comprises approximately 70% of each executive officer’s total compensation while long-term compensation comprises the remaining 30%. For the CEO, however, annual compensation comprises approximately 50% and long-term compensation comprises the remaining 50% of total compensation.

Allocation between cash and non-cash elements.    Annual compensation is paid in cash. As noted above, long-term compensation includes both LTIP and equity awards. Equity awards consist of restricted stock grants, which vest in full after 3 years of continuous employment with the Company, and performance shares awarded under the Company’s Long Term Incentive Program. Each performance share represents the right to earn one share of the Company’s common stock upon attainment of performance objectives established under the LTIP. Denominating the LTIP opportunity in performance shares is intended to provide performance-based equity compensation which will strengthen the alignment of the executives with the interests of the Company’s shareholders in growing the Company’s share price. In order to maintain flexibility and to avoid significant shareholder dilution as a result of the modified structure, any performance shares earned under the 2012 – 2013 LTIP, the 2013 – 2014 LTIP and the 2014 – 2015 LTIP will be settled in cash rather than stock. See “Long-Term Incentive Program” beginning on page 41 of this Proxy Statement for further discussion.

Stock Ownership Guidelines and Holding Requirements

The Committee has established stock ownership guidelines for its executive officers and directors to further support the objectives of the Company’s executive compensation program by aligning the interests of the Company’s executive officers and directors with the Company’s shareholders in long-term shareholder value. The stock ownership guidelines are as follows:

•	Chief Executive Officer: 300,000 shares

•	Executive Officers: 75,000 shares

•	Directors: 40,000 shares

Executive officers and directors have 5 years from the date that they first become an executive officer or director to meet the ownership guidelines. To reinforce officers’ commitment to achieve their stock ownership guidelines, the Company has also established a stock holding or retention policy. That policy requires executives to hold 100% of the shares acquired upon vesting of restricted shares, issuance of earned performance shares and exercise of stock options (net of any shares required to be withheld to satisfy withholding taxes or pay the exercise price) until the ownership guidelines are met.

In determining an executive’s or a director’s level of share ownership, the Company includes shares directly owned by the executive or director, including time-based unvested restricted shares and deferred shares, shares held in the executive’s 401(k) savings plan account, and phantom shares held in the directors deferred compensation plan. Outstanding options and unearned performance shares do not count toward the stock ownership guidelines.

As of the date of this Proxy Statement, each of the Company’s executive officers and directors had either satisfied the ownership guidelines or were within the 5 year window following initial election as an officer or director to meet the ownership guidelines.

The share ownership of the Named Executive Officers and directors is set forth below under “Share Ownership of Directors and Management” on page 72 of this Proxy Statement.

Prohibited Transactions in OMNOVA Stock

The Company expressly prohibits the Company’s directors and executive officers from engaging in short sales of OMNOVA stock; purchasing or selling publicly traded options on OMNOVA’s stock, such as puts, calls or other derivative securities; pledging shares of OMNOVA common stock as collateral; and engaging in any hedging or monetization transactions, such as zero-cost collars or forward contracts, designed to maintain ownership of OMNOVA stock but without the full risks and rewards of ownership.

Accounting and Tax Considerations

The Company continuously reviews and evaluates the impact of tax laws, accounting changes and similar factors affecting executive compensation, including, for example, Internal Revenue Code Section 409A regarding deferred compensation and Internal Revenue Code Section 162(m) regarding deductibility of certain executive compensation. Section 162(m) sets a limit of $1,000,000 on the amount that the Company can deduct for compensation paid to each of the Chief Executive Officer and the four other most highly compensated executive officers, unless such compensation is “performance-based” and the Company has satisfied the other requirements of the regulation. The Company believes that it has satisfied all applicable requirements and that compensation paid under the EICP and LTIP plans will qualify as “performance-based” compensation under Section 162(m) and, accordingly, the Section 162(m) limit on deductibility of compensation will not apply.

Policies and Practices Related to Performance-Based Compensation

The Committee uses performance-based elements to align the financial interests of the Company’s executive officers and its shareholders. The Committee allocates a significant portion of targeted total compensation for executive officers to an annual cash incentive under the EICP and a long-term incentive under the LTIP. The opportunity to earn each of these elements of compensation is directly tied to an earnings metric (earnings before taxes or before interest and taxes), operating profit, growth, change in net debt and/or cash flow and provides a benefit to the executive officer only if the Company meets certain financial performance goals. A significant portion of the targeted total compensation for the executive officers (more than 50% in the case of Mr. McMullen and just under 50% for each of the other executive officers) is, therefore, “at risk” and can fluctuate significantly from year to year based on the Company’s financial performance.

At the beginning of the applicable performance period, the Committee establishes the performance goals and the payment amount or formula for determining the payout upon achieving those goals. At the end of the period, the Committee determines whether or not the goals were achieved, considers any other relevant factors and determines, on this basis, the final payment amounts. The Committee reviews and evaluates the performance measures annually to ensure that they remain consistent with the objectives of the executive compensation program and the Company’s key objectives.

Clawback Policy

The Board of Directors has adopted a policy that provides for the recovery of excess incentive compensation paid to an executive officer.

Committee Discretion

The Committee establishes performance goals for both the EICP and the LTIP at the beginning of each fiscal year, typically in January, based primarily on the Company’s Annual Operating Plan. Once those performance goals have been established, the Committee generally does not modify the goals. As a matter of process, at the conclusion of each year, in assessing the Company’s performance against the established objectives for incentive compensation purposes, the Committee considers whether to include or exclude certain gains and losses related to unanticipated events and circumstances, as well as management actions taken for the long-term benefit of the Company but not contemplated by the Annual Operating Plan. The Committee has adopted this process because it believes that management should be neither penalized nor receive a windfall due to the occurrence of such unusual items that can and do occur in the highly dynamic market environment in which the Company participates and that management should take actions which will be in the long-term interests of the Company and its shareholders without having to consider whether taking such action will have an adverse effect on short-term results for purposes of incentive compensation. The Committee also retains the discretion, following the completion of the relevant performance period, to decrease the payout under the EICP and the LTIP, if appropriate, primarily to reflect individual performance.

Elements of Executive Compensation

OMNOVA’s executive compensation program provides the Named Executive Officers with each of the elements of compensation described below. All of these elements are designed to work together to recruit, retain and motivate the Company’s executive officers and contribute to achieving the Company’s objectives.

Base Salaries

Base salaries for each of the Named Executive Officers are established based upon competitive market requirements and the individual’s performance, tenure and experience in the position, qualifications, scope of responsibility, Company and/or business unit performance, leadership, advancement potential, contributions to shareholder value and retention concerns. In recent years, base salaries have typically been established in December, the beginning of the Company’s next fiscal year.

Generally, Mr. McMullen recommends to the Committee a base salary adjustment for each of the Named Executive Officers (other than himself) based on his evaluation of each Named Executive Officer’s performance, the market competitiveness of his pay and taking into account the budget, if any, for salary merit increases which has been approved by the Committee for all salaried employees across the Company. The Committee considers Mr. McMullen’s recommendations in making salary adjustments but they are not bound by them. The Committee then determines what adjustments, if any, are to be made to Mr. McMullen’s base salary and, if so, the amount of such adjustment, based on its evaluation of his performance, the market competitiveness of his pay and again taking into account the budget for salary merit increases across the Company.

2013 Base Salaries.    In November 2012, the Committee reviewed the Company’s fiscal 2013 budget for base salary increases. The Committee considered the fact that the Company had achieved solid financial performance in 2012, exceeding 2011 performance despite a slowing global economy. The Committee also considered market data and the need to maintain a competitive compensation structure for the Company as a whole. As a result of these considerations, Mr. McMullen recommended, and the Committee approved, a target merit increase of 2.5% and a total merit budget of 3%, with the remainder of the budgeted dollars reserved for employees demonstrating exceptional performance. At Mr. McMullen’s recommendation, implementation of these salary increases for all employees (other than the Named Executive Officers, as discussed below) was set for the first pay period in December 2012, the beginning of the Company’s 2013 fiscal year.

For the Named Executive Officers, on the recommendation of Mr. McMullen, the Committee determined that it would not make any changes in base salary or other changes in the executive compensation program due to near-term market uncertainty as the Company was concluding its 2012 fiscal year. Accordingly, the base salaries for each of the Company’s Named Executive Officers set forth below, which were established in late 2011, remained in effect throughout the 2013 fiscal year:

Named Executive Officer	% Increase in 2013 Base Salary	Fiscal 2013 Base Salary
Kevin M. McMullen	0.0%	$750,000
Michael E. Hicks	0.0%	$380,000
James J. Hohman	0.0%	$350,000
James C. LeMay	0.0%	$343,000
Jay T. Austin	0.0%	$276,800

2014 Base Salaries.    In November 2013, the Committee reviewed the Company’s fiscal 2014 budget for base salary increases. The Committee considered the Company’s performance in 2013, as well as the market data and the need to maintain a competitive compensation structure for the Company as a whole. As a result of these considerations, Mr. McMullen recommended, and the Committee approved, a budget for salary merit increases in fiscal 2014 of 2.5%. At Mr. McMullen’s recommendation, implementation of these salary increases for all employees was set for the first pay period in December 2013, the beginning of the Company’s 2014 fiscal year.

In making recommendations to the Committee for salary increases for the Company’s executive officers in late 2013, Mr. McMullen recommended to the Committee that, in general, merit-based adjustments in base salary for the Company’s executive officers should be consistent with the Company’s merit budget, subject to adjustment on an individual basis to reflect Mr. McMullen’s judgment regarding individual performance and survey data provided by Pay Governance LLC in the Fall of 2013 for the purpose of evaluating the market competitiveness of the Company’s executive compensation. The survey data at that time had indicated that, as a result of the Company’s salary freeze for executive officers in 2013, a modest adjustment in base salary (in addition to the 2.5% merit increase budget) would be appropriate for certain executive officers to maintain the market competitiveness of their total compensation. Because the Committee believes that it is appropriate to provide each member of the Company’s Senior Leadership Team (other than Mr. McMullen) with similar opportunities to earn annual and long-term incentive pay, consistent with past practice, an adjustment in base salary was determined to be the most appropriate way to address concerns regarding market competitiveness of an executive’s compensation. Accordingly, the Committee approved the following increases in pay for each of the Named Executive Officers, effective December 2, 2013:

Named Executive Officer	% Increase in 2014 Base Salary	Fiscal 2014 Base Salary
Kevin M. McMullen	2.5%	$769,000
Michael E. Hicks	2.5%	$389,500
James J. Hohman	2.5%	$358,800
James C. LeMay	3.5%	$355,000
Jay T. Austin	2.5%	$283,700

The base salaries included in the “Salary” column of the Summary Compensation Table on page 52 of this Proxy Statement reflect base salary paid in fiscal 2013.

Annual Incentive Opportunity

The primary purpose of the Company’s Executive Incentive Compensation Program, or EICP, is to reward employees for achievement of specific Company or business unit objectives. A significant portion of each Named Executive Officer’s total compensation is allocated to the EICP opportunity, which is generally dependent on achieving these pre-determined Company or business unit performance objectives. The Committee determines the performance metrics that will be applied to the EICP and then assigns a specific percentage weighting to each performance metric, which reflects the level of strategic priority attributed to that metric. Each of the relevant performance metrics has specific levels of performance identified which, if achieved, would earn a threshold, target or maximum payout for the Named Executive Officers.

The level of incentive opportunity for each Named Executive Officer is reviewed and approved annually by the Committee at the beginning of the fiscal year, typically in January.

2013 EICP.     In January 2013, the Committee established the 2013 Executive Incentive Compensation Program providing each of the Named Executive Officers, other than Mr. McMullen, with the following bonus opportunities for performance at threshold, target and maximum: 25%, 75% and 100%, respectively, of base salary. The Committee provided Mr. McMullen a bonus opportunity under the 2013 EICP equal to 33.3% of base salary at threshold, 100% of base salary at target and 150% of base salary at maximum achievement of the specified performance objectives. The opportunities provided to Mr. McMullen and each of the other executive officers are the same as the opportunities provided previously and determined by the Committee to be market competitive. Payouts are interpolated for performance falling in between established threshold and target or target and maximum performance objectives.

The Committee also approved the performance metrics and objectives under the 2013 EICP. Consistent with prior years, the performance metrics for corporate participants included an earnings metric (Earnings Before Interest and Taxes, or EBIT) and change in net debt. For business segment participants, metrics included segment operating profit, segment cash flow and, new for 2013, a growth metric. In order to earn any payout under the EICP, the Company was required to achieve threshold performance on its EBIT metric. For 2013, these metrics were weighted as follows for the Named Executive Officers:

For Mr. McMullen, Mr. Hicks, Mr. LeMay and Mr. Austin:

2013 Corporate Performance
EBIT	Change in Net Debt
75%	25%

For Mr. Hohman:

2013 Segment Performance			2013 Corporate Performance
70%			30%
Segment Operating Profit	Segment Cash Flow	Growth
70%	15%	15%

The Committee determined, as in past years, to utilize EBIT, operating profit, change in net debt and cash flow as the performance metrics under the 2013 EICP because the Committee believes that these measures support the Company’s objective of creating long-term shareholder value through sustained profitable growth. The Committee added a growth metric for business segment participants for 2013 in order to drive an appropriate focus on achieving growth, while continuing to maximize operating profits. Growth was measured for Performance Chemicals participants as the year over year increase in unit volumes and for Engineered Surfaces as the year over year increase in revenues. These metrics require focus on marketing and sales execution, pricing excellence, effective innovation programs and introduction of successful new products, penetrating new markets, effective working capital management, effective capital investments, a cost effective capital structure, maintaining access to debt financing, productivity gains, cost containment, continuous improvement, sustainability, and effective compliance programs.

The threshold, target and maximum performance objectives for each of these metrics, which were approved by the Committee in January 2013, were as follows:

	2013 Corporate Metrics		2013 Segment Metrics
			Segment Operating Profit		Segment Cash Flow		Segment Growth
	EBIT	Change in Net Debt	Engineered Surfaces	Performance Chemicals	Engineered Surfaces	Performance Chemicals	Engineered Surfaces	Performance Chemicals
Threshold	$56.5M	$27.2M	$6.7M	$73.0M	$7.5M	$30.0M	2.0%	0.0%
Target	$78.5M	$34.8M	$16.0M	$88.1M	$11.1M	$37.3M	6.0%	4.5%
Maximum	$92.8M	$37.3M	$21.3M	$98.0M	$13.5M	$40.0M	8.0%	6.0%

In establishing the target performance objectives for 2013, the Committee considered the very dynamic market environment facing the Company in late 2012, including among other things weak volume trends and economic uncertainty impacting certain Performance Chemicals product lines in particular, offset by expected improvements in end use markets and raw materials impacting the Engineered Surfaces business. In light of these factors, the Committee established target segment operating profit objectives for 2013 consistent with 2012 actual performance results for the Performance Chemicals business and significantly above 2012 actual performance results for the Engineered Surfaces business. The corporate EBIT objective at target was set approximately 17% above the EBIT target for 2012 and approximately 6% above 2012 actual EBIT results (in each case before adjusting for items ordinarily excluded from the EBIT calculation for incentive compensation purposes, such as the impact of LIFO, inventory valuations and one-time items). Based on the target performance objectives established for 2013, achieving even target levels of performance in the market environment facing the Company as it began its 2013 fiscal year required that the Company execute on numerous potential new business opportunities, stabilize the weakening volume trends in the Performance Chemicals business, and reduce operating costs, among other things, and, if achieved, was expected to result in an improvement in EPS of approximately 15% at target. Once the target performance objectives were established, the Committee established a threshold and maximum level of performance for each metric, taking into account management’s view of potential upside and downside opportunities to the targeted performance objectives and with a view to establishing broad parameters between the threshold and maximum due to the cyclical nature of the Company’s business, global market uncertainty and raw material volatility.

In January 2014, payouts earned under the EICP for the 2013 fiscal year were calculated based on the Company’s and each business unit’s performance against the performance objectives set forth above. As previously indicated, in assessing the Company’s performance against the established objectives for incentive compensation purposes, the Committee considers whether to include or exclude certain gains and losses related to unanticipated events and circumstances, as well as management actions taken for the long-term benefit of the Company but not contemplated by the Company’s Annual Operating Plan. Additionally, as a matter of practice, the impact of LIFO and inventory valuation adjustments is also excluded from incentive compensation calculations. In considering the 2013 results, consistent with its process, the Committee determined to exclude certain restructuring and severance costs, certain asset impairment charges, certain costs associated with, as well as gains on the sale of certain assets and facilities, and a number of other one-time items. Accordingly, the Committee determined that 2013 performance results for purposes of EICP calculations would be as follows:

2013 Corporate Metrics		2013 Segment Metrics
		Segment Operating Profit		Segment Cash Flow		Segment Growth
EBIT	Change in Net Debt	Engineered Surfaces	Performance Chemicals	Engineered Surfaces	Performance Chemicals	Engineered Surfaces	Performance Chemicals
$62.8M	$20.5M	$15.0M	$66.5M	$14.8M	$39.8M	(7.0)%	(5.9)%

The corporate change in net debt metric was calculated as the Company’s consolidated debt less cash at the end of November 2012 minus the Company’s consolidated debt less cash at the end of November 2013.

As calculated for incentive compensation purposes, the Company’s 2013 EBIT of $62.8M was below the target EBIT objective of $78.5M, and the 2013 change in net debt of $20.5M was well below the threshold change in net debt objective of $27.2M. The shortfall in performance versus the target performance objectives established for 2013 was due primarily to lower operating profit in the Company’s Performance Chemicals business, offset somewhat by improved profitability in the Company’s Engineered Surfaces business.

Applying the foregoing calculations, the Company achieved a payout of approximately 52.4% of target on its EBIT metric and failed to achieve threshold on its change in net debt metric under the 2013 EICP, for a weighted payout on the corporate metrics of approximately 39.3% of target.

For the business unit metrics, segment operating profit for each business unit is the segment operating profit reported in accordance with Accounting Standards Codification (ASC) 280 in the notes to the Company’s financial statements for the fiscal year ended November 30, 2013, excluding certain unusual gains or losses related to unanticipated events or occurrences or unplanned management actions outside the Annual Operating Plan, and changes in inventory valuations and the impact of LIFO. Segment cash flow is defined as the 12 months cumulative cash flow of the business from December 2012 through November 2013, excluding gains and losses related to foreign exchange.

Engineered Surfaces segment operating profit of $15.0M in 2013 fell just below its target operating profit objective of $16.0M, while segment cash flow of $14.8M exceeded its maximum segment cash flow objective of $13.5M. While Engineered Surfaces delivered its best operating performance since 2001, significantly improving the profitability of the business, the Engineered Surfaces segment experienced a year over year decline in revenues, and accordingly failed to achieve threshold on its revenue growth objective. The weighted payout achieved on the segment metrics for the Engineered Surfaces segment was approximately 85.0% of target. Certain members of the Engineered Surfaces leadership team who participate in the EICP, including David Maynard, President, Engineered Surfaces, have a corporate component to their EICP objectives. Other Engineered Surfaces EICP participants have metrics related to the product lines and/or operations for which they have responsibility, in addition to Engineered Surfaces segment metrics. Accordingly, the weighted payout achieved by Engineered Surfaces participants varied. The weighted payout achieved by Mr. Maynard was 71.3% of target.

The Performance Chemicals segment failed to achieve threshold on both its segment operating profit objective and its volume growth objective, driven primarily by weak market conditions and increased competitive activity in the Performance Materials (formerly Paper and Carpet Chemicals) product line. Segment cash flow of $39.8M, however, was only slightly below the maximum performance objective of $40.0M. Accordingly, the weighted payout achieved on the segment metrics for the Performance Chemicals segment was approximately 19.6% of target. As with Engineered Surfaces, certain members of the Performance Chemicals leadership team participating in the EICP, including Mr. Hohman, have a corporate component to their EICP objectives. Other Performance Chemicals EICP participants have metrics related to the product lines and/or operations for which they have responsibility, in addition to Performance Chemicals segment metrics. Accordingly, the weighted payout achieved by Performance Chemicals participants varied. The weighted payout achieved by Mr. Hohman was 25.6% of target.

The Committee considered the calculated payouts earned by each of the Company’s executive officers and how each individual’s performance contributed to the Company’s overall performance for the year. After due consideration, the Committee determined to award the following payouts to each of the Named Executive Officers under the 2013 EICP:

Named Executive Officer	2013 EICP Payout
Kevin M. McMullen	$294,750
Michael E. Hicks	$112,100
James J. Hohman	$67,200
James C. LeMay	$101,185
Jay T. Austin	$81,656

The 2013 payouts to the Named Executive Officers, as reported above, represent the payouts earned by each such executive based on performance against the applicable metrics and have not been adjusted in any manner. These cash payouts are also included in the 2013 Summary Compensation Table on page 52 of this Proxy Statement.

2014 EICP.    In January 2014, the Committee established the 2014 Executive Incentive Compensation Program providing each of the Named Executive Officers, other than Mr. McMullen, with the following bonus opportunities for performance at threshold, target and maximum: 25%, 75% and 100%, respectively, of base salary. The Committee provided Mr. McMullen a bonus opportunity under the 2014 EICP equal to 33.3% of base salary at threshold, 100% of base salary at target and 150% of base salary at maximum achievement of the specified performance objectives. The opportunities provided to Mr. McMullen and each of the other executive officers are the same as the opportunities provided in prior years and determined by the Committee to be market competitive. Payouts are interpolated for performance falling in between established threshold and target or target and maximum performance objectives.

The Committee also approved the performance metrics under the 2014 EICP. Consistent with prior years, the performance metrics for corporate participants include EBIT, change in net debt and, new for 2014, growth. For business segment participants, metrics include segment operating profit, segment cash flow and growth. In order to earn any payout under the EICP, the Company must achieve threshold performance on its EBIT metric. For 2014, these metrics will be weighted as follows for the Named Executive Officers:

For Mr. McMullen, Mr. Hicks, Mr. LeMay and Mr. Austin:

2014 Corporate Performance
EBIT	Change in Net Debt	Growth
70%	20%	10%

For Mr. Hohman:

2014 Segment Performance			2014 Corporate Performance
70%			30%
Segment Operating Profit	Segment Cash Flow	Growth
70%	15%	15%

The Committee determined, as in past years, to utilize EBIT, segment operating profit, change in net debt and cash flow as the performance metrics under the 2014 EICP because the Committee believes that these measures support the Company’s objective of creating long-term shareholder value through sustained profitable growth. The Committee also added a growth metric for all participants for 2014 in order to drive an appropriate focus on achieving growth, while continuing to maximize operating profits. Growth will be measured for Performance Chemicals participants as the year over year increase in unit volumes, for Engineered Surfaces participants as the year over year increase in revenues, and for Corporate participants as a weighted blend of Performance Chemicals and Engineered Surfaces performance on their segment growth metrics. These metrics will require focus on marketing and sales execution, pricing excellence, effective innovation programs and introduction of successful new products, penetrating new markets, effective working capital management, effective capital investments, a cost effective capital structure, maintaining access to debt financing, productivity gains, cost containment, continuous improvement, sustainability, and effective compliance programs.

Long-Term Incentive Program

Participation in the Company’s Long-Term Incentive Program is limited to the Company’s executive officers and business unit presidents. The purpose of the program is to retain and to motivate executives to achieve sustained improvement in specified performance measures over a multi-year period. The Long-Term Incentive Program encourages long-term focus on shareholder value and is directly and materially linked to performance that the Company believes will create long-term shareholder value. The Committee sets specific threshold, target and maximum achievement levels for each multi-year performance period after reviewing the strategic business plans of the Company.

2012 — 2013 LTIP.    In January 2012, the Committee approved the 2012 – 2013 Long-Term Incentive Program. In approving the 2012 – 2013 LTIP, the Committee determined to modify the plan design in several significant respects:

•

change the manner in which the incentive opportunity is calculated, opting to calculate it as a percentage of base salary rather than as a percentage of base plus annual bonus as had been the case in prior years. The Committee made this change in an effort to reduce the complexity and volatility associated with the prior plan design which incorporated highly variable payments under the annual bonus plan;

•

denominate the entire long-term incentive opportunity in performance shares rather than denominating a portion in performance shares and the remainder in cash as had been the case in prior years. The Committee made this change in order to further align the interests of the executives with the shareholders by ensuring that the executives bear the risk of any change in the stock price over the performance period. The Committee also believes that this structure is less complex than the prior plan design and more typical of the plan design utilized by other companies; and

•

adopt an approach whereby results achieved against the established performance objectives in year one, year two and cumulative results over the two-year performance period are each weighted equally in determining payouts under the program. The Committee believes that the weighted results approach will reduce unintended program volatility by limiting the potential that performance in a single year will determine the payout for the entire performance period, while still ensuring accountability for long-term performance because cumulative results account for one-third of the payout calculation.

In January 2012, the Committee established the performance metrics and objectives for the 2012 — 2013 LTIP. The performance metrics for the 2012 – 2013 LTIP were defined as earnings before taxes (EBT) and return on assets employed (ROAE). As discussed above, the Committee determined to weight these metrics and the performance over each individual year and the cumulative performance period as follows for all participants:

2012		2013		Cumulative 2012-13
33 1/3%		33 1/3%		33 1/3%

EBT	ROAE	EBT	ROAE	EBT	Avg. ROAE
80%	20%	80%	20%	80%	20%

As in prior years, the Committee determined to utilize EBT as the primary metric because they believe that this metric is well aligned with long-term shareholder value creation. The Committee further determined to utilize a secondary metric of ROAE in order to encourage the most effective use of capital and investments in the business for long-term profitability. After establishing the performance metrics, the Committee then established for each metric three levels of threshold, target and maximum performance objectives for the performance period, as follows:

		Threshold	Target	Maximum
Earnings Before Taxes	2012	$15.4M	$30.0M	$43.1M
	2013	$17.3M	$33.8M	$46.9M
	Cumulative	$32.7M	$63.8M	$90.0M

Return on Assets Employed	2012	6.50%	7.75%	9.00%
	2013	6.50%	7.75%	9.00%
	Average	6.50%	7.75%	9.00%

In January 2012, the Committee also approved each of the Named Executive Officers as a participant in the 2012 – 2013 LTIP and, with the exception of Mr. McMullen, each Named Executive Officer was provided the opportunity to earn a long-term incentive payout equal to 20% at threshold, 40% at target and 80% at maximum, of his annual base salary in effect at the time the LTIP was approved. Mr. McMullen was provided the opportunity to earn a long-term incentive payout equal to 60% at threshold, 125% at target and 200% at maximum, of his annual base salary in effect at the time the LTIP was approved. In determining the appropriate levels of incentive opportunity, the Committee reviewed the latest survey data provided by Pay Governance LLC in the Fall of 2012 to assess the market competitiveness of the total compensation program for the Company’s executive officers. The Committee reviewed the total long-term incentives necessary in order to achieve a market competitive compensation program taking into account all other compensation available to the executive officers. The Committee also considered the level of incentive opportunity required as a percentage of base salary at threshold, target and maximum performance to ensure that the long-term incentive opportunities remained consistent with the opportunities provided in prior years. On the basis of this review, the Committee determined that the long-term incentive opportunities set forth above were appropriate and would result in a market competitive total compensation package for Mr. McMullen and for the executive officers, as a whole.

As noted above, the Committee determined to denominate the entire opportunity under the 2012 — 2013 Long-Term Incentive Program in performance shares, with each performance share representing the right to receive one share of common stock of OMNOVA upon achievement of specified management objectives. The number of performance shares available to each of the Named Executive Officers at threshold, target and maximum performance was determined by multiplying the threshold, target and maximum incentive opportunity as described above for each participant by his base salary and then dividing that amount by $4.63, which was the 30-day average closing price per share through the day prior to the date upon which the Committee awarded the performance shares. The Committee determined to use a 30-day average closing price to convert the executive’s incentive opportunity to a number of performance shares in order to be consistent with similar calculations under the Company’s other equity programs and to ensure that the number of performance shares awarded would be reflective of the current stock price but avoid the potential swings that looking at a single point in time can produce. The Committee has denominated the opportunity under the LTIP in performance shares in order to strengthen the alignment of the executives with the interests of the Company’s shareholders in increasing long-term shareholder value. Accordingly, the performance shares which each of the Named Executive Officers was eligible to earn under the 2012 — 2013 LTIP at the threshold, target or maximum objectives are as follows:

	Threshold	Target	Maximum
Kevin M. McMullen	97,192	202,484	323,974
Michael E. Hicks	16,415	32,829	65,659
James J. Hohman	15,119	30,238	60,475
James C. LeMay	14,816	29,633	59,266
Jay T. Austin	11,957	23,914	47,827

In order to maintain flexibility and to avoid significant shareholder dilution as a result of this plan design change, the Committee determined that any performance shares determined in January 2014 to have been earned under the 2012 — 2013 LTIP would be settled in cash rather than stock. To ensure that the executive assumes the risk of any change in stock price over the two-year performance period, the cash settlement value of any performance shares earned would be determined by multiplying the number of performance shares earned by the 30-day average closing price per share determined through the day prior to the date on which the Committee finally determines the payouts earned under the program. Accordingly, if the stock price decreased during the two year performance period, the value of the performance shares earned would be less than the value of the targeted award at the beginning of the performance period. Conversely, if the stock price increased during the two year performance period, the value of the performance shares earned would be greater than the value of the targeted award at the beginning of the performance period.

In January 2014, following the conclusion of the two-year performance period, the Committee assessed the Company’s performance against the performance objectives established in January 2012. In assessing the Company’s performance against the planned objectives, the Committee typically determines to include or exclude certain gains and losses related to unanticipated events and circumstances, as well as management actions taken for the long-term benefit of the Company but not contemplated by the Annual Operating Plan, because the Committee believes that management should take actions which will be in the long-term interests of the Company and its shareholders without having to consider whether taking such action will have an adverse effect on short-term results for purposes of incentive compensation. For the 2012 – 2013 performance period, these items included certain restructuring and severance costs, asset impairment charges, a cost reallocation associated with discontinued operations, certain costs associated with, as well as gains on the sale of certain assets and facilities, and a number of other one-time items. The impact of LIFO and inventory valuation adjustments is also excluded from incentive compensation calculations. Accordingly, the Committee determined that performance results for purposes of calculating payouts earned under the 2012 – 2013 LTIP were as follows:

2012		2013		Cumulative 2012-2013
33 1/3%		33 1/3%		33 1/3%
80%	20%	80%	20%	80%	20%

EBT	ROAE	EBT	ROAE	EBT	Avg. ROAE
$44.2M	8.71%	$30.9M	7.20%	$75.1M	7.95%

During the two-year period, the Company exceeded its maximum EBT objective and fell just below maximum on its ROAE objective for 2012; fell below target on both its EBT and ROAE objectives for 2013, and for the cumulative 2012 – 2013 performance period was midway between target and maximum on its EBT objective and just above target on its Average ROAE objective. As a result, after applying the appropriate weightings to each of the performance metrics and annual and cumulative performance periods, each of the Named Executive Officers (other than Mr. McMullen) earned a payout under the 2012 – 2013 LTIP equal to approximately 140.5% of his target opportunity, while Mr. McMullen earned a payout equal to approximately 122.6% of his target opportunity.

As noted above, the incentive opportunity provided to each participant under the 2012-2013 LTIP was denominated entirely in performance shares, with each performance share representing the right to receive one share of common stock of OMNOVA upon achievement of the specified management objectives. Accordingly, based on the performance results achieved and certified by the Committee as set forth above, the Committee determined that each of the Named Executive Officers had earned the following number of performance shares under the 2012 – 2013 LTIP:

2012-2013 LTIP Performance Shares
Kevin M. McMullen	248,164
Michael E. Hicks	46,125
James J. Hohman	42,484
James C. LeMay	41,634
Jay T. Austin	33,599

As previously mentioned, in order to avoid significant shareholder dilution, these performance shares earned will be settled in cash rather than stock, based on the 30-day average closing price per share through January 21, 2014, the day prior to the date on which the Committee determined the payouts earned the program, of $8.98. The performance shares earned under the 2012 – 2013 LTIP are included in the Option Exercises and Stock Vested Table on page 59 of this Proxy Statement.

2013 – 2014 LTIP.    In January 2013, the Committee approved the 2013 – 2014 Long-Term Incentive Program, adopting a plan design consistent with the 2012 – 2013 LTIP. The performance metrics for the 2013 – 2014 LTIP were again defined as earnings before taxes and return on assets employed, with the metrics and performance over each individual year and the two-year performance period weighted as follows for all participants:

2013		2014		Cumulative 2013-2014
33 1/3%		33 1/3%		33 1/3%

EBT	ROAE	EBT	ROAE	EBT	Avg. ROAE
80%	20%	80%	20%	80%	20%

As with the 2012 – 2013 LTIP, the Committee then established, for both of the performance metrics, three levels of quantitative objectives for the 2013 – 2014 performance period: threshold performance, target performance and maximum performance objective.

Each of the Named Executive Officers (other than Mr. McMullen) was provided the opportunity to earn a long-term incentive payout equal to 20% at threshold, 40% at target and 80% at maximum, of his annual base salary in effect at the time the 2013 – 2014 LTIP was approved. Mr. McMullen was provided the opportunity to earn a long-term incentive payout equal to 60% at threshold, 125% at target and 200% at maximum, of his annual base salary in effect at the time the LTIP was approved. The levels of incentive opportunity provided under the 2013 – 2014 LTIP are the same as those provided under the 2012 – 2013 LTIP and determined by the Committee to be market competitive.

The entire opportunity under the 2013 – 2014 Long-Term Incentive Program is again denominated in performance shares in order to strengthen the alignment of the executives with the interests of the Company’s shareholders in increasing long-term shareholder value. The number of performance shares available to each of the Named Executive Officers at threshold, target and maximum performance was determined by multiplying the threshold, target and maximum incentive opportunity as described above for each participant by his base salary and then dividing that amount by $7.23, which was the 30-day average closing price per share through the day prior to the date upon which the Committee awarded the performance shares. Accordingly, the performance shares which each of the Named Executive Officers is eligible to earn under the 2013 – 2014 LTIP at the threshold, target or maximum objectives are as follows:

	Threshold	Target	Maximum
Kevin M. McMullen	62,241	129,668	207,469
Michael E. Hicks	10,512	21,024	42,047
James J. Hohman	9,682	19,364	38,728
James C. LeMay	9,488	18,976	37,953
Jay T. Austin	7,657	15,314	30,628

In order to maintain flexibility and to avoid significant shareholder dilution, any performance shares determined in January 2015 to have been earned under the 2013 – 2014 LTIP will be settled in cash rather than stock. To ensure that the executive assumes the risk of any change in stock price over the two-year performance period, the cash settlement value of any performance shares earned and settled in cash will be determined by multiplying the number of performance shares earned by the 30-day average closing price per share determined through the day prior to the date on which the Committee finally determines the payouts earned under the program.

2014 – 2015 LTIP.    In January 2014, the Committee approved the 2014 – 2015 Long-Term Incentive Program. The performance metrics for the 2014 – 2015 LTIP were defined as earnings per share and return on assets employed, with the metrics weighted for the two-year performance period as follows for all participants:

Cumulative EPS 2014 - 2015	Avg. ROAE 2014 - 2015
80%	20%

The Committee determined to modify the LTIP in three respects for the 2014 – 2015 performance period. First, performance objectives have been established only for the cumulative 2-year performance period rather than for each individual year as well as the cumulative performance period. The Committee believes that this approach better aligns the focus of executives on long-term performance objectives. Second, the primary metric under the 2014 – 2015 LTIP will be defined as earnings per share, or EPS (subject to inclusion and exclusion of certain gains and losses consistent with the committee’s typical process as discussed under “Committee Discretion” on page 35 of this Proxy Statement). The Committee determined to utilize EPS as the primary metric under the 2014 – 2015 LTIP because it believes that this metric provides clear and direct alignment with the interests of shareholders. Finally, the Committee determined to utilize the average closing price for the first 30 trading days of the performance period (beginning December 1st) to calculate the number of performance shares a participating executive will be eligible to earn under the program, and to utilize the average closing price for the last 30 trading days of the performance period (ending November 30th) to calculate the cash settlement value of any performance shares earned under the program. The Committee made this change in order to more closely align the share price used in these calculations with the value of the Company’s stock at the beginning and the end of the relevant performance period.

Each of the Named Executive Officers (other than Mr. McMullen) has been provided the opportunity to earn a long-term incentive payout equal to 20% at threshold, 40% at target and 80% at maximum, of his annual base salary in effect at the time the LTIP was approved. Mr. McMullen was provided the opportunity to earn a long-term incentive payout equal to 60% at threshold, 125% at target and 200% at maximum, of his annual base salary in effect at the time the LTIP was approved. The levels of incentive opportunity provided under the 2014 – 2015 LTIP are the same as those provided under prior LTIPs in recent years and determined by the Committee to be market competitive.

The entire opportunity under the 2014 – 2015 Long-Term Incentive Program is again denominated in performance shares in order to strengthen the alignment of the executives with the interests of the Company’s shareholders in increasing long-term shareholder value. The number of performance shares available to each of the Named Executive Officers at threshold, target and maximum performance was determined by multiplying the threshold, target and maximum incentive opportunity as described above for each participant by his base salary and then dividing that amount by $8.79, which was the average closing price per share for the first 30 trading days of the 2014 – 2015 performance period. Accordingly, the performance shares which each of the Named Executive Officers is eligible to earn under the 2014 – 2015 LTIP at the threshold, target or maximum objectives are as follows:

	Threshold	Target	Maximum
Kevin M. McMullen	52,491	109,357	174,972
Michael E. Hicks	8,862	17,725	35,449
James J. Hohman	8,164	16,328	32,655
James C. LeMay	8,077	16,155	32,309
Jay T. Austin	6,455	12,910	25,820

In order to maintain flexibility and to avoid significant shareholder dilution, any performance shares determined in January 2016 to have been earned under the 2014 — 2015 LTIP will be settled in cash rather than stock. To ensure that the executive assumes the risk of any change in stock price over the two-year performance period, the cash settlement value of any performance shares earned and settled in cash will be determined by multiplying the number of performance shares earned by the average closing price per share for the 30 trading days ending November 30, 2015, the last 30 trading days of the 2014 — 2015 performance period.

Equity Awards

Equity compensation is an important element of the Company’s executive compensation program. Equity-based plans such as stock options and restricted stock provide a direct link between the interests of the Company’s executives and the Company’s shareholders. In recent years, equity awards to the Company’s Named Executive Officers have consisted primarily of restricted stock awards. The Committee believes these awards are key to retaining talent critical to the Company’s success while at the same time providing compensation that aligns the executives’ interests with the interests of the Company’s shareholders.

The Committee considers equity awards for the Company’s executive officers on an annual basis, typically in January, in order to better align and coordinate decisions regarding the various elements of executive compensation, although the Committee retains the discretion to make equity awards at other times subject to the limitations outlined in the last sentence of this paragraph. Equity awards may also be granted at other meetings of the Committee to individuals who become executive officers, are promoted to new executive officer positions or are given increased responsibilities during the year or in recognition of special accomplishments. The Committee does not grant equity awards to executive officers in anticipation of the release of earnings announcements or other material non-public information likely to result in changes to the price of our common stock.

2013 Equity Awards.    In January 2013, the Committee made its annual award of restricted stock to each of the Named Executive Officers. Mr. McMullen recommended to the Committee a restricted stock award for each of the Named Executive Officers other than himself. Consistent with prior years, the size of the recommended award for each of the Named Executive Officers (other than Mr. McMullen) was determined by calculating approximately 30% of the executive’s base salary and dividing it by the 30-day average closing price pre share through the day prior to the date upon which the Committee awarded the restricted stock and then, where appropriate, adjusting the award based on factors such as individual performance and retention concerns. With respect to Mr. McMullen, the Committee targeted a value for Mr. McMullen’s restricted stock award equal to 100% of his base salary. All shares of restricted stock awarded in January 2013 will vest on the third anniversary of the grant date, thus also providing a retention incentive for the executives to whom the shares are awarded. The restricted shares also provide that, during the restriction period, the Named Executive Officer will have the right to vote the shares.

The following table shows the number of shares of restricted stock awarded to each of the Named Executive Officers during fiscal 2013:

Named Executive Officer	Restricted Stock Award (#)
Kevin M. McMullen	103,700
Michael E. Hicks	15,800
James J. Hohman	14,500
James C. LeMay	14,200
Jay T. Austin	11,500

The 30-day average closing price which served as the guide for determining the number of shares to be awarded was $7.23. All of the shares included in the table above were awarded on January 23, 2013, at which date the closing price per share was $7.80. The Restricted Stock awards shown in this table are reflected in the Summary Compensation Table and Grants of Plan-Based Awards Table on pages 52 and 56 of this Proxy Statement, respectively.

2014 Equity Awards.    In January 2014, the Committee again made its annual award of restricted stock to each of the Named Executive Officers. As in prior years, Mr. McMullen recommended to the Committee a restricted stock award for each of the Named Executive Officers other than himself, with a targeted value of the restricted stock award for each executive equal to approximately 30% of his base salary, subject to adjustment based on factors such as individual performance and the retention value of the award. With respect to Mr. McMullen, the Committee targeted a value for Mr. McMullen’s restricted stock award equal to 100% of his base salary. All shares of restricted stock awarded in January 2014 will vest on the third anniversary of the grant date and provide that, during the restriction period, the Named Executive Officer will have the right to vote the shares.

The following table shows the number of shares of restricted stock awarded to each of the Named Executive Officers in January 2014:

Named Executive Officer	Restricted Stock Award (#)
Kevin M. McMullen	85,600
Michael E. Hicks	6,500
James J. Hohman	6,000
James C. LeMay	11,900
Jay T. Austin	9,500

The 30-day average closing price which served as the guide for determining the number of shares to be awarded was $8.98. All of the shares included in the table above were awarded on January 22, 2014, at which date the closing price per share was $9.49. The Restricted Stock awards shown in this table will be reflected in the Summary Compensation Table and Grants of Plan-Based Awards Table in the 2015 Proxy Statement.

Employee Benefits

The Named Executive Officers are eligible to participate in various employee benefit plans and programs generally available to salaried employees. These various employee benefits are provided as one element of the Company’s executive compensation program to ensure that the program remains sufficiently competitive to attract, retain and motivate highly qualified executive officers and other employees.

Health and Welfare Benefits.    The Named Executive Officers participate in various health and welfare benefit programs generally available to all salaried employees, including medical, dental and company provided life insurance. Company provided life insurance for each of the Named Executive Officers includes a $100,000 term life policy. Mr. McMullen also has an individual life insurance policy in the amount of $4 million for which the Company pays the premiums pursuant to the terms of his Employment Agreement.

The Named Executive Officers also participate in the Supplemental Long-Term Disability Plan, which is referred to in this report as the Supplemental LTD plan. The Supplemental LTD plan is available to all salaried employees participating in the Company’s Executive Incentive Compensation Program. The purpose of the plan is to replace a reasonable amount of an executive officer’s income upon disability in excess of payments provided pursuant to the long-term disability program offered to all salaried employees and paid for entirely by employees electing to participate. The Supplemental LTD plan acts as a supplement to the underlying plan by making up the difference between the benefits provided by the underlying plan and the amount of benefits equal to two-thirds of the employee’s base salary plus annual incentive bonus paid during the year prior to the qualifying disability, up to a maximum of $8,000 per month. There is no additional cost to eligible employees to participate in the Supplemental LTD plan.

Retirement Benefits.    The Named Executive Officers participate in the following tax-qualified retirement benefit plans: the OMNOVA Solutions Inc. Consolidated Pension Plan, which is referred to in this report as the Pension Plan; and the OMNOVA Solutions Inc. Retirement Savings Plan, which is referred to in this report as the Retirement Savings Plan.

The Pension Plan is a qualified defined benefit pension plan in which all full-time U.S.-based salaried and non-union hourly employees hired prior to December 1, 2004 participate. Salaried and non-union hourly employees hired on or after December 1, 2004 are not eligible to participate in the Pension Plan. Effective June 1, 2009, the Pension Plan was frozen for all salaried and non-union hourly employees, meaning that there have been no further accruals of benefits under this plan for any participants since this date. Each of the Named Executive Officers (other than Mr. Austin who was hired after the plan was closed to new participants) is a participant in and accrued a benefit under this plan until June 1, 2009. For more information about the terms of this plan and the Named Executive Officers’ accrued benefits, see the Pension Benefits Table and the accompanying narrative beginning on page 60 of this Proxy Statement.

The Retirement Savings Plan is a qualified defined contribution plan under Section 401(k) of the Internal Revenue Code in which all full-time U.S.-based employees are eligible to participate, including the Named Executive Officers. Participants may make pre-tax contributions to the Retirement Savings Plan up to the applicable statutory limit. Participants accrue earnings on contributions based on the performance of various investment funds available within the Retirement Savings Plan. During 2013, salaried and non-union hourly participants received Company matching contributions at the rate of 100% of the first 1% of employee contributions plus 50% of the next 5% of employee contributions, for a maximum potential Company match of 3.5% of eligible compensation. Matching contributions available to union employees are determined by the terms of their collective bargaining agreement. The Company’s matching contributions made under the Retirement Savings Plan for the Named Executive Officers during fiscal year 2013 are included in the “All Other Compensation” column of the 2013 Summary Compensation Table on page 52 of this Proxy Statement.

Benefits Restoration Plans.    The Named Executive Officers also participate in certain excess benefit plans which relate to the Pension Plan and the Retirement Savings Plan. These plans are referred to jointly in this report as the Benefits Restoration Plans. The Benefits Restoration Plans are unfunded, nonqualified plans available to any employee who qualifies for a benefit under either the Pension Plan or the Retirement Savings Plan and who incurs a reduction in such benefit as a result of Internal Revenue Code limitations on contributions to and payments of benefits from such plans. The purpose of the Benefits Restoration Plans is to restore the Pension Plan and Retirement Savings Plan benefits which eligible employees and their beneficiaries would otherwise lose as a result of Internal Revenue Code limitations on contributions to and payment of benefits from, tax-qualified pension and 401(k) savings plans. By restoring these benefits, the Benefits Restoration Plans permit the total benefits to be provided to such eligible employees on the same basis as benefits are provided to all other employees under the Pension Plan and Retirement Savings Plan. The Pension Benefits Restoration Plan was frozen at the same time that the underlying Pension Plan was frozen for salaried employees. Accordingly, there have been no further accruals of pension benefits under the Pension Benefits Restoration Plan since June 1, 2009.

Executive Perquisites.    The Company’s executive officers are also provided with certain personal benefits and executive perquisites, as described below. While the Committee does not consider these perquisites to be a significant component of executive compensation, it recognizes that such perquisites may be an important factor in attracting and retaining highly qualified executives.

Attributed costs of these perquisites for the Named Executive Officers during fiscal year 2013 are included in the “All Other Compensation” column of the 2013 Summary Compensation Table on page 52 of this Proxy Statement.

Club Memberships.    The Company pays or reimburses initiation fees and monthly dues for a private club for a limited number of executive officers. The membership is intended to be used primarily for business purposes, although executive officers may use the club for personal purposes. Executive officers are required to pay all costs related to their personal use of the club. This perquisite is offered to encourage executive officers to entertain business colleagues and customers, engage in social interaction with peers from other companies, local leadership and the community, and hold business meetings at offsite locations. Currently, this benefit is only provided to Mr. McMullen and Mr. Hohman.

Financial Planning, Tax Preparation and Estate Planning.    The Company pays or reimburses its executive officers for certain financial, estate and tax planning and tax preparation fees and expenses. The Company has made arrangements with The Ayco Company, L.P. to provide these services to its executive officers. If an executive officer elects to participate in this program, the Company pays 100% of the annual retainer and 90% of any fees incurred for services to the executive during the year. The executive pays the remaining 10% of fees incurred. This perquisite is offered to assist executive officers in obtaining high-quality financial counseling and to enable them to concentrate on business matters rather than on personal financial planning.

Executive Physicals.    The Company pays for annual physicals and related tests and examinations, and any necessary travel vaccinations, for each of the Company’s executive officers. This perquisite is offered as part of an overall philosophy of encouraging preventive medicine to promptly identify and address medical issues and to preserve the Company’s investment in its executive officers by encouraging executive officers to maintain healthy lifestyles and be proactive in addressing actual or potential health issues.

Severance and Change in Control Benefits.    Recognizing that providing severance compensation for a period of time following job loss is necessary when recruiting executive talent, and that the period of time required to find suitable employment is longer for executives than for other positions, the Committee has adopted the OMNOVA Solutions Corporate Officers’ Severance Plan. Each of the Named Executive Officers other than Mr. McMullen is eligible for the benefits of this plan. The plan provides for the payment of severance benefits to eligible officers of the Company in the case of involuntary termination of the officer’s employment, other than in the event of a termination for cause. The severance benefits available include 12 months salary continuation; payment of a bonus (payable at the time such bonuses are normally payable) prorated to reflect that portion of the fiscal year completed at the time of termination and calculated using the actual attainment of performance objectives for such fiscal year; 12 months medical, dental and life insurance benefit continuation; and outplacement assistance.

The Company is party to an employment agreement with Mr. McMullen, which provides that Mr. McMullen will be eligible for severance benefits if the Company terminates his employment other than for cause prior to age 65 or if Mr. McMullen elects to terminate his employment due to the Board’s decision to remove him as Chairman or Chief Executive Officer, or to reduce his base pay or eligibility for incentive pay. Severance benefits available to Mr. McMullen include:

•

termination pay in an amount equal to two times the sum of (i) base annual salary and (ii) the higher of his base annual salary or the highest year-end bonus which he received in the previous three fiscal years;

•	accelerated vesting of all unvested stock options and continued exercisability of all options and vesting of restricted shares for the remainder of their respective terms;

•

payment of any unpaid LTIP awards for completed performance periods and a prorated LTIP payout for any performance period not yet completed at the time of termination, calculated using the greater of target or actual performance for that portion of the performance period which has not been completed at the time of termination;

•	continuation of health, life insurance and financial counseling benefits for 24 months; and

•	outplacement assistance.

The Company has also entered into change in control agreements with Messrs. McMullen, Hicks, Hohman and LeMay. The change in control agreements are designed to attract, retain and motivate executive officers, provide for stability and continuity of management in the event of any actual or threatened change in control, encourage executive officers to remain in service after a change in control and ensure that executive officers are able to devote their entire attention to maximizing shareholder value in the event of a change in control. The change in control agreements provide for a severance payment in an amount equal to the executive officer’s base salary plus annual bonus multiplied by a factor of three if, within two years after a change in control, the executive’s employment is terminated (i) by the Company for any reason other than death, disability or cause, or (ii) by the officer following the occurrence of one or more adverse events enumerated in the agreement. The agreements also provide for payment of long-term incentive awards under the Long-Term Incentive Program, continuation of health and life insurance benefits for 36 months, payment of any excise taxes (and an additional amount so that the executive receives the same after-tax compensation that he would have received but for the application of such excise taxes), financial counseling, outplacement and accounting fees and costs of legal representation if required to enforce the agreement. With respect to Messrs. Hicks, Hohman and LeMay, if they become eligible for severance benefits under their change in control agreements, they are not eligible for severance benefits under the Corporate Officers Severance Plan.

Mr. McMullen’s change in control agreement includes a requirement that any amount which may become payable under the change in control agreement be offset by any amount which may be paid under his employment agreement as a result of termination of employment. Mr. McMullen’s agreement also provides that (i) for purposes of calculating the severance payment, bonus is defined as not less than 125% of base salary at the highest rate in effect at any time prior to the time Mr. McMullen’s employment terminates, and (ii) he may terminate his employment for any reason, or without reason, during the 60-day period immediately following the date six months after the occurrence of a change in control, with the right to compensation under his agreement. The change in control agreements renew annually unless terminated pursuant to their provisions.

Additional information regarding the severance program, the change in control agreements and benefits payable under such plans is included in the “Potential Payments upon Termination or Change of Control” table and the related narrative descriptions beginning on page 63 of this Proxy Statement.

COMPENSATION AND CORPORATE GOVERNANCE COMMITTEE REPORT

The Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company’s management and, based on such review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

By: The Compensation and Corporate Governance Committee of the Board of Directors:

Michael J. Merriman, Chairman

David J. D’Antoni

Larry B. Porcellato

William R. Seelbach

SUMMARY COMPENSATION TABLE

The following table sets forth compensation information for the Company’s Named Executive Officers for fiscal years 2013, 2012 and, 2011.

Name and Principal Position	Year	Salary(2) ($)	Bonus(1) ($)	Stock Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5) ($)	All Other Compensation(6) ($)	Total(1) ($)
Kevin M. McMullen	2013	$750,000	$0	$1,820,870	$294,750	$0	$104,224	$2,969,844
Chairman, Chief Executive	2012	$776,596	$0	$1,898,962	$1,448,575	$506,955	$75,638	$4,706,726
Officer and President	2011	$690,727	$882,000	$718,663	$1,026,327	$90,027	$77,063	$3,484,807

Michael E. Hicks	2013	$380,000	$0	$287,227	$112,100	$0	$26,849	$806,176
Senior Vice President and	2012	$392,500	$0	$299,205	$448,607	$429,386	$18,803	$1,588,501
Chief Financial Officer	2011	$324,327	$0	$180,252	$280,697	$98,531	$19,090	$902,897

James J. Hohman	2013	$350,000	$0	$264,139	$67,200	$0	$23,912	$705,251
Vice President; President,	2012	$362,046	$0	$275,807	$375,311	$192,908	$18,918	$1,224,990
Performance Chemicals	2011	$312,792	$0	$125,600	$308,096	$95,719	$18,845	$861,052

James C. LeMay	2013	$343,000	$0	$258,773	$101,185	$0	$24,268	$727,226
Senior Vice President,	2012	$354,354	$0	$270,050	$404,985	$234,705	$17,144	$1,281,238
Corporate Development; General Counsel	2011	$294,608	$0	$163,846	$255,093	$59,682	$17,474	$790,703

Jay T. Austin	2013	$276,800	$0	$209,149	$81,656	$0	$17,609	$585,214
Vice President, Global	2012	$274,671	$0	$218,111	$327,763	$0	$14,577	$835,122
Sourcing and Logistics	2011	$247,154	$0	$268,435	$121,800	$0	$9,620	$647,009

(1)	When considering the compensation reported in the Summary Compensation Table, the Company believes that it is important for readers to consider the impact of certain changes in the Company’s executive compensation program in 2012 and certain unusual items in 2011 on the compensation reported.

First, beginning in 2012, with the intention of more clearly aligning executive compensation with shareholder returns, the Company’s Long Term Incentive Program was modified to denominate the entire LTIP opportunity in performance shares (rather than a mix of 70% cash and 30% performance shares as had previously been the case). This change in plan design required the entire value of the LTIP (now denominated 100% in performance shares) to be reported in the year of grant under the Stock Awards column. As a result of this change in plan design and the required summary compensation table reporting principles, the amounts reported for 2012 in the Summary Compensation Table reflect the entire grant date value of the performance shares awarded under the 2012- 2013 LTIP, as well as the cash payout under the 2011 – 2012 LTIP, resulting in a one-time increase in compensation related to the Company’s LTIP being reported in the 2012 fiscal year. This may leave the impression that compensation to executives under the Company’s LTIP was higher than it actually was. In the table below, the impact of this change in plan design and associated reporting principles has been reconciled by assuming that, for all years, any LTIP was denominated 100% in performance shares with the value reported in the year of grant.

Second, compensation reported for 2011 includes for Mr. McMullen a one-time unusual bonus payment of $882,000, reflecting a one-time discretionary payment made to Mr. McMullen during 2011 in respect of stock options which expired in the money and unexercised as the result of an extended trading blackout while the Company pursued certain strategic initiatives in 2009 and 2010. If Mr. McMullen had the opportunity to exercise these options, his exercise gains would not have been reported in the summary compensation table and the one-time discretionary bonus payment would not have been paid.

Finally, while not the subject of the reconciliation table set forth below, it is worth noting that, beginning with the 2012 fiscal year, the Summary Compensation Table reflects a significant increase in the long-term incentive opportunities available to Mr. McMullen, from approximately 155% of base compensation to approximately 225% of base compensation. The Committee increased Mr. McMullen’s long term incentives in order to provide him with market competitive long-term incentives and bring his total compensation in line with market.

In order to illustrate the impact of the change in LTIP plan design and the one-time unusual bonus payment to Mr. McMullen on the compensation reported in the Summary Compensation Table, set forth below is a reconciliation for each Named Executive Officer of Total Compensation as reflected in the Summary Compensation Table to total compensation as adjusted to eliminate the impact of these items.

	Year	Summary Compensation Table Total Compensation As Reported ($)	Adjustments for LTIP Plan Design Change ($)	Adjustments for One-Time Unusual Payments ($)	Adjusted Total Compensation* ($)
K. M. McMullen	2013	$2,969,844	$0	$0	$2,969,844
	2012	$4,706,726	$(323,575)	$0	$4,383,151
	2011	$3,484,807	$(238,542)	$(882,000)	$2,364,265

M. E. Hicks	2013	$806,176	$0	$0	$806,176
	2012	$1,588,501	$(68,607)	$0	$1,519,894
	2011	$902,897	$(62,133)	$0	$840,764

J. J. Hohman	2013	$705,251	$0	$0	$705,251
	2012	$1,224,990	$(63,073)	$0	$1,161,917
	2011	$861,052	$(66,445)	$0	$794,607

J. C. LeMay	2013	$727,226	$0	$0	$727,226
	2012	$1,281,238	$(61,985)	$0	$1,219,253
	2011	$790,703	$(56,532)	$0	$734,171

J. T. Austin	2013	$585,214	$0	$0	$585,214
	2012	$835,122	$(50,963)	$0	$784,159
	2011	$647,009	$59,781	$0	$706,790

* The adjustments attributable to the change in LTIP plan design include (a) a decrease of compensation in 2012 attributable to cash payouts under the 2011-12 LTIP for each of the Named Executive Officers as follows: Mr. McMullen, $323,575; Mr. Hicks, $68,607; Mr. Hohman, $63,073; Mr. LeMay, $61,985; and Mr. Austin, $50,963; (b) an increase in compensation for 2011 reflecting the grant date value of stock awards that the executive would have been eligible to earn at target under the 2011 – 2012 LTIP assuming that the plan design had been denominated entirely in performance shares, for each of the Named Executive Officers as follows: Mr. McMullen, $371,848; Mr. Hicks, $71,964; Mr. Hohman, $69,351; Mr. LeMay, $65,361; and Mr. Austin, $59,781; and (c) a decrease in compensation for 2011 attributable to cash payouts under the 2010 – 2011 LTIP, for each of the Named Executive Officers as follows: Mr. McMullen, $610,390; Mr. Hicks, $134,097; Mr. Hohman, $135,796; Mr. LeMay, $121,893; and Mr. Austin, $0.

(2)	Included in the salary reported in this column for each Named Executive Officer are the following amounts deferred for 2013, 2012 and 2011, respectively, under the Retirement Savings Benefits Restoration Plan: Mr. McMullen, $97,200, $56,552 and $77,102; Mr. Hicks, $30,300, 17,346 and $23,213; Mr. Hohman, $32,579, $22,748 and $29,631; Mr. LeMay, $25,860, $14,253 and $19,767; and, for Mr. Austin, $14,930, $17,698 and $9,138. These amounts for 2013 are also reported in the “Executive Contributions in Last Fiscal Year” column of the Nonqualified Deferred Compensation Table on page 62 of this Proxy Statement. For 2012, the amounts reported in the Salary column are higher than the effective base salary for each Named Executive Officer during the 2012 fiscal year due to the timing of the Company’s bi-weekly pay periods which resulted in one additional pay period during the 2012 fiscal year.

(3)	This column shows for each year the grant date fair value, computed in accordance with ASC 718, of (i) restricted shares awarded in that year to each of the Named Executive Officers pursuant to the Company’s Third Amended and Restated 1999 Equity and Performance Incentive Plan (subject to forfeiture), and (ii) performance shares awarded in that year to each of the Named Executive Officers (subject to being earned based upon achievement of the established performance objectives), disregarding in each case any estimates for forfeitures in the case of awards with service-based vesting conditions.

The amounts in this column do not represent a realized financial benefit for the Named Executive Officer because the restricted shares may not vest (and may be forfeited) and the performance shares may not be earned. In addition, the financial benefit, if any, that may be realized will depend on the future share price at such time, if ever, that the restricted shares vest and/or the performance shares are earned. The assumptions made in valuing the restricted stock awards reported in this column are described in Note Q of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended November 30, 2013. No restricted shares were forfeited by the Named Executive Officers during the 2012, 2013 or 2014 fiscal years.

The value of the performance shares reported in this column reflects the grant date fair value of the target number of performance shares awarded to each of the Named Executive Officers, which was the performance the Company believed was most likely to be achieved under each LTIP on the grant date. The grant date fair value is calculated by multiplying the target number of shares by the closing price per share of common stock on the date the performance shares were awarded. The performance shares reflected in this column were awarded on January 23, 2013, January 18, 2012, and February 9, 2011, at which dates the closing price per share of OMNOVA common stock was $7.80, $5.21 and $6.87, respectively. Accordingly, the grant date fair value of the performance shares which each executive was eligible to earn is reflected in the table as follows:

For fiscal 2013:

2013 – 2014 LTIP

Mr. McMullen, $1,011,410; Mr. Hicks, $163,987; Mr. Hohman, $151,039; Mr. LeMay, $148,013; and Mr. Austin, $119,449.

If the maximum number of shares awarded under the 2013 – 2014 LTIP were earned, the grant date fair value of such maximum number of shares would be as follows: Mr. McMullen, $1,618,258; Mr. Hicks, $327,967; Mr. Hohman, $302,078; Mr. LeMay, $296,033; and Mr. Austin, $238,898.

For fiscal 2012:

2012 – 2013 LTIP

Mr. McMullen, $1,054,942; Mr. Hicks, $171,039; Mr. Hohman, $157,540; Mr. LeMay, $154,388; and Mr. Austin, $124,592.

If the maximum number of shares awarded under the 2012 – 2013 LTIP were earned, the grant date fair value of such maximum number of shares would be as follows: Mr. McMullen, $1,687,905; Mr. Hicks, $342,083; Mr. Hohman, $315,075; Mr. LeMay, $308,776; and Mr. Austin, $249,179.

For fiscal 2011:

2011 – 2012 LTIP

Mr. McMullen, $159,363; Mr. Hicks, $30,839; Mr. Hohman, $29,720; Mr. LeMay, $28,016; and Mr. Austin, $25,625.

If the maximum number of shares awarded under the 2011 – 2012 LTIP were earned, the grant date fair value of such maximum number of shares would be as follows: Mr. McMullen, $318,727; Mr. Hicks, $61,679; Mr. Hohman, $59,439; Mr. LeMay, $56,025; and Mr. Austin, $51,243.

The significant increase in the value of Stock Awards granted between the 2011 fiscal year and the 2012 fiscal year is due to the decision by the Committee to adopt a new plan design for the Company’s Long Term Incentive Plan beginning with the 2012-2013 LTIP and continuing with the 2013-2014 LTIP. Under this new plan design, the entire opportunity available to each executive is denominated in performance shares, rather than a portion of the opportunity being allocated to performance shares and the remainder to cash as in prior years. The Committee has denominated the opportunity under the LTIP in performance shares in order to strengthen the alignment of the executives with the interests of the Company’s shareholders in increasing long-term shareholder value. For additional information, see “Compensation Discussion and Analysis – Elements of Executive Compensation – Long-Term Incentive Program” beginning on page 41 of this Proxy Statement.

For additional information regarding the restricted shares awarded to the Named Executive Officers and the performance shares that the Named Executive Officers are eligible to earn, see “Compensation Discussion and Analysis – Elements of Executive Compensation – Equity Awards” and “Compensation Discussion and Analysis – Elements of Executive Compensation – Long-Term Incentive Program” beginning on pages 46 and 41 of this Proxy Statement, respectively. Restricted stock and performance shares awarded in fiscal 2013 are also included in the Grants of Plan-Based Awards Table on page 56 of this Proxy Statement.

(4)	This column includes cash payouts earned under the Executive Incentive Compensation Program for fiscal year 2013. For the 2011 and 2012 fiscal years, this column includes cash payouts earned under the Executive Incentive Compensation Program and Long-Term Incentive Program as follows:

For fiscal 2012:

2012 EICP

Mr. McMullen, $1,125,000; Mr. Hicks, $380,000; Mr. Hohman, $312,238; Mr. LeMay, $343,000; and Mr. Austin, $276,800.

2011 – 2012 LTIP

Mr. McMullen, $323,575; Mr. Hicks, $68,607; Mr. Hohman, $63,073; Mr. LeMay, $61,985; and Mr. Austin, $50,963.

For fiscal 2011:

2011 EICP

Mr. McMullen, $415,937; Mr. Hicks, $146,600; Mr. Hohman, $172,300; Mr. LeMay, $133,200; and Mr. Austin, $121,800.

2010 – 2011 LTIP

Mr. McMullen, $610,390; Mr. Hicks, $134,097; Mr. Hohman, $135,796; Mr. LeMay, $121,893; and Mr. Austin, $0.

For additional information regarding the 2013 EICP, see “Compensation Discussion and Analysis — Elements of Executive Compensation — Annual Incentive Opportunity — 2013 EICP” beginning on page 37 of this Proxy Statement.

(5)	The Company’s pension benefits for salaried and non-union hourly employees were frozen as of June 1, 2009, and since that date none of the Named Executive Officers has accrued any additional benefits. The amounts in this column represent the year over year change in the current or present value of amounts to be paid in the future under the Company’s pension plans at normal retirement age for each Named Executive Officer. The increase or decrease in the present value of pension benefits reported does not reflect any change in benefit formulas or the amount of actual cash payments to be made under the plan. The actual cash payout is frozen and will not change. These amounts are calculated in accordance with the regulations of the Securities and Exchange Commission (SEC), using the same assumptions as used for financial reporting purposes under ASC 715. This annual calculation may result in an increase or decrease in the present value of the future retirement benefits; however, in accordance with SEC regulations, only increases in present value are shown in the table and any reduction in present value is shown as $0.

Since plan benefits are frozen and the interest rate used to calculate the present value of the future cash payments (referred to as the discount rate) increased from 4.19% in 2012 to 4.81% in 2013, the present value of accrued benefits under the pension plans decreased for all of the Named Executive Officers in 2013. The decrease in the present value of pension benefits for 2013 for the Named Executive Officers was as follows: Mr. McMullen, $(130,031); Mr. Hicks, $(101,414); Mr. Hohman, $(50,995); and Mr. LeMay, $(50,931). Mr. Austin is not a participant in the Company’s pension plans and, as such, the change in the annual actuarial present value of pension benefits is reported as $0 in all years for Mr. Austin. In 2012 and 2011, the present value of these future retirement payments increased, driven by reductions in discount rate. The discount rate used to calculate the present value of future cash payments was 4.81% in 2013, 4.19% in 2012, and 5.52% in 2011.

None of the Named Executive Officers has received above market or preferential earnings on deferred compensation.

(6)	The following table describes each component of the “All Other Compensation” column in the Summary Compensation Table for 2013:

	Company Contributions to Defined Contribution Plans(a)	Imputed Income for Company Paid Life Insurance/Life Insurance Premiums Paid(b)	Perquisites(c)	Total “All Other Compensation”
K. M. McMullen	$65,625	$10,801	$27,798	$104,224
M. E. Hicks	$26,600	$249	$0	$26,849
J. J. Hohman	$23,178	$734	$0	$23,912
J. C. LeMay	$24,010	$258	$0	$24,268
J. T. Austin	$17,351	$258	$0	$17,609

(a) Includes Company contributions to the executive’s account in the OMNOVA Solutions Retirement Savings Plan (which provides that the Company will match 100% of the first 1% and 50% of the next 5% of contributions to the plan by eligible salaried employees) and the executive’s account in the Retirement Savings Benefits Restoration Plan, a nonfunded plan which includes amounts not eligible for inclusion in the OMNOVA Solutions Retirement Savings Plan due to limitations imposed by the Internal Revenue Code on contributions to and includable compensation under qualified plans.

(b) Includes for Mr. McMullen fees of $10,663 paid by the Company for a $4 million life insurance policy on Mr. McMullen, pursuant to the terms of his Employment Agreement.

(c) No Named Executive Officer received an executive perquisite that exceeded the greater of $25,000 or 10% of the total amount of executive perquisites received by the Named Executive Officer. The amounts included in this column represent amounts paid or reimbursed by the Company for private club dues, financial planning, tax preparation and estate planning fees.

GRANTS OF PLAN-BASED AWARDS TABLE

The following table sets forth information with regard to non-equity and equity incentive plan awards, as well as all other stock awards and option awards granted to the Named Executive Officers during the 2013 fiscal year.

Name		Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
K. M. McMullen	EICP(1)		$250,000	$750,000	$1,125,000
	LTIP(2)	1/23/13				62,241	129,668	207,469
	EPIP(3)	1/23/13							103,700	$808,860

M. E. Hicks	EICP(1)		$95,000	$285,000	$380,000
	LTIP(2)	1/23/13				10,512	21,024	42,047
	EPIP(3)	1/23/13							15,800	$123,240

J. J. Hohman	EICP(1)		$87,500	$262,500	$350,000
	LTIP(2)	1/23/13				9,682	19,364	38,728
	EPIP(3)	1/23/13							14,500	$113,100

J. C. LeMay	EICP(1)		$85,750	$257,250	$343,000
	LTIP(2)	1/23/13				9,488	18,976	37,953
	EPIP(3)	1/23/13							14,200	$110,760

J. T. Austin	EICP(1)		$69,200	$207,600	$276,800
	LTIP(2)	1/23/13				7,657	15,314	30,628
	EPIP(3)	1/23/13							11,500	$89,700

(1)	EICP refers to the Company’s annual incentive program, the Executive Incentive Compensation Program. Estimated payouts at threshold, target and maximum were calculated for each Named Executive Officer other than Mr. McMullen based on 25%, 75% and 100% of base salary in effect on November 30, 2013. For Mr. McMullen, estimated payouts at threshold, target and maximum were calculated based on 33.3%, 100% and 150% of base salary in effect on November 30, 2013. Actual EICP payouts earned for 2013 are included in the Summary Compensation Table on page 52 of this Proxy Statement and discussed in “Compensation Discussion and Analysis — Elements of Executive Compensation — Annual Incentive Opportunity — 2013 EICP” beginning on page 37 of this Proxy Statement.

(2)	LTIP refers to the Company’s 2013 – 2014 Long-Term Incentive Program. On January 23, 2013, the Compensation and Corporate Governance Committee of the Company’s Board of Directors awarded each of the Named Executive Officers (other than Mr. McMullen) the opportunity to earn a long-term incentive payout equal to 20% at threshold, 40% at target and 80% at maximum, of his annual base salary in effect at the time the LTIP was approved. Mr. McMullen was awarded the opportunity to earn a long-term incentive payout equal to 60% at threshold, 125% at target and 200% at maximum, of his annual base salary in effect at the time the LTIP was approved. The Committee determined to denominate the entire opportunity under the 2013 – 2014 Long-Term Incentive Program in performance shares, with each performance share representing the right to receive one share of common stock of OMNOVA upon achievement of specified management objectives. The number of performance shares available to each of the Named Executive Officers at threshold, target and maximum performance was determined by multiplying the threshold, target and maximum incentive opportunity as described above for each participant by his base salary and then dividing that amount by $7.23, which was the 30-day average closing price per share through the day prior to the date upon which the Committee awarded the performance shares. The 2013 – 2014 Long-Term Incentive Plan is discussed further in “Compensation Discussion and Analysis — Elements of Executive Compensation — Long-Term Incentive Program — 2013 – 2014 LTIP” beginning on page 44 of this Proxy Statement. The grant date fair value of the performance share awards is included in the Stock Awards column of the Summary Compensation Table on page 52 of this Proxy Statement. The market value of the performance shares at November 30, 2013, assuming a maximum payout, is set forth in the 2013 Outstanding Equity Awards at Fiscal Year End Table on page 58 of this Proxy Statement.

(3)	EPIP refers to the Company’s Third Amended and Restated 1999 Equity and Performance Incentive Plan (including predecessor plans). On January 23, 2013, the Compensation and Corporate Governance Committee of OMNOVA’s Board of Directors awarded each Named Executive Officer the number of shares of restricted stock indicated in the foregoing table. The grant date fair value of these awards is calculated by multiplying the number of shares awarded each Named Executive Officer by $7.80, the closing price per share of OMNOVA common stock on January 23, 2013, the date the shares were awarded. All restricted stock awards will vest in full on the third anniversary of the grant date, provided that the executive remains employed by the Company on that date. If the executive’s employment terminates by reason of his death, disability or retirement prior to the vesting date, vesting of all shares will be accelerated. The agreements pursuant to which the restricted shares were awarded also provide the executive with the right to vote the shares and to receive dividends declared, if any, prior to the vesting date. These restricted stock awards are discussed further in “Compensation Discussion and Analysis — Elements of Executive Compensation — Equity Awards” beginning on page 46 of this Proxy Statement.

The elements of executive compensation included in each Named Executive Officer’s total compensation as reported in the Summary Compensation Table and the compensation programs under which the grants described in the Grants of Plan Based Awards Table were made, including the material terms of these programs and awards, are described in the “Compensation Discussion and Analysis” beginning on page 25 of this Proxy Statement.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table sets forth information regarding option awards and stock awards held by the Named Executive Officers as of November 30, 2013.

	Option Awards			Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(4) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units Other Rights That Have Not Vested(5) ($)
Name	Exercisable(1)
K. M. McMullen	50,000	$5.90	7/9/2014	335,700	$2,940,732	207,469	$1,817,428
M. E. Hicks				59,100	$517,716	42,047	$368,332
J. J. Hohman				49,200	$430,992	38,728	$339,257
J. C. LeMay				53,400	$467,784	37,953	$332,468
J. T. Austin				45,891	$402,005	30,628	$268,301

(1)	All outstanding stock options granted to the Named Executive Officers are vested in full. No stock options have been granted to a Named Executive Officer since 2004.

(2)	Includes unvested shares of restricted stock granted to the Named Executive Officers in June 2011, January 2012 and January 2013. The following are the number of shares that will vest for each Named Executive Officer on June 20, 2014, January 18, 2015, and January 23, 2016, respectively, in each case the third anniversary of the grant date: Mr. McMullen, 70,000, 162,000 and 103,700 shares; Mr. Hicks, 18,700, 24,600 and 15,800 shares; Mr. Hohman, 12,000, 22,700 and 14,500 shares; and Mr. LeMay, 17,000, 22,200 and 14,200 shares; and Mr. Austin, 10,000, 17,950 and 11,500 shares. Shares reported for Mr. Austin also include 6,441 shares which will vest on December 20, 2013, representing the vesting of the final tranche of restricted shares granted to Mr. Austin on December 20, 2010 in connection with his appointment as an executive officer of the Company.

(3)	Market value calculated by multiplying the number of unvested shares of restricted stock held by each Named Executive Officer by $8.76, the closing price per share of OMNOVA common stock on November 29, 2013, the last trading day of OMNOVA’s 2013 fiscal year.

(4)	Reflects the maximum number of performance shares that each Named Executive Officer is eligible to earn under the 2013 – 2014 Long-Term Incentive Program.

(5)	Market value of performance shares is calculated by multiplying the maximum number of shares each Named Executive Officer is eligible to earn under the 2013 – 2014 Long-Term Incentive Program by $8.76, the closing price per share of OMNOVA common stock on November 29, 2013, the last trading day prior to the Company’s fiscal year end of November 30, 2013.

OPTION EXERCISES AND STOCK VESTED TABLE

The following table sets forth information regarding stock options exercised by, restricted shares that vested for, and performance shares earned by the Named Executive Officers during the 2013 fiscal year.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting(2) ($)
K. M. McMullen	0	$0	318,164	$2,766,813
M. E. Hicks	0	$0	58,125	$506,483
J. J. Hohman	0	$0	55,184	$479,169
J. C. LeMay	0	$0	53,434	$464,615
J. T. Austin	0	$0	40,041	$350,678

(1)	Includes restricted shares which vested on June 22, 2013 and performance shares earned under the 2012 – 2013 LTIP.

(2)	Represents the value realized by the Named Executive Officer upon vesting of the restricted shares and performance shares. The value realized is calculated, with respect to the restricted shares awarded to each of the Named Executive Officers other than Mr. Austin, by multiplying the number of shares that vested by the closing price per share of $7.69 on June 21, 2013, the last trading day prior to the vesting date of June 22, 2013, and, with respect to the performance shares, by multiplying the number of shares earned by the 30-day average closing price per share of $8.98 through January 21, 2014, the day prior to the date on which the Committee certified the results of the 2012 – 2013 LTIP and determined the number of shares earned. The value of the performance shares is reported in this manner because the terms of the 2012 – 2013 LTIP provide that any performance shares earned will be settled in cash, with the cash settlement value determined by multiplying the number of performance shares earned by the 30-day average closing price per share through the day prior to the date on which the Committee certifies the payouts earned under the program. For restricted shares awarded to Mr. Austin, the value realized is calculated by multiplying the number of shares that vested by the closing price per share of $7.60 on December 20, 2012, the date Mr. Austin’s restricted shares vested.

PENSION BENEFITS TABLE

The following table sets forth the actuarial present value of the benefits accumulated by each of the Named Executive Officers under the OMNOVA Solutions Consolidated Pension Plan and the OMNOVA Solutions Pension Benefits Restoration Plan (referred to as the Consolidated Pension Plan and the Benefits Restoration Plan, respectively).

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
K. M. McMullen	Consolidated Pension Plan	12.75	$370,353	$0
	Benefits Restoration Plan	12.75	$1,103,611	$0
M. E. Hicks	Consolidated Pension Plan	31.25	$718,976	$0
	Benefits Restoration Plan	31.25	$640,220	$0
J. J. Hohman	Consolidated Pension Plan	13.17	$604,396	$0
	Benefits Restoration Plan	13.17	$447,951	$0
J. C. LeMay	Consolidated Pension Plan	19.00	$541,387	$0
	Benefits Restoration Plan	19.00	$263,449	$0
J. T. Austin	Consolidated Pension Plan	0	$0	$0
	Benefits Restoration Plan	0	$0	$0

The OMNOVA Solutions Consolidated Pension Plan is a qualified defined benefit pension plan in which all full-time U.S.-based salaried and non-union hourly employees hired prior to December 1, 2004 participate. With the exception of Mr. Austin, each of the Named Executive Officers is a participant in the Consolidated Pension Plan. Effective June 1, 2009, the Consolidated Pension Plan was frozen for all salaried and non-union hourly employees, meaning that since that date there have been no further accruals of benefits under this plan for any participant, including the Named Executive Officers.

The Consolidated Pension Plan provides for a benefit for salaried employees, including the Named Executive Officers, (A) for years of service prior to December 1, 2004 of (i) 1.125% of average compensation up to the average Social Security wage base (ASSWB) plus 1.5% of average compensation in excess of the ASSWB multiplied by the total of such years of service up to 35 years and (ii) 1.5% of average compensation multiplied by the total years of service in excess of 35 years, and (B) for each year of service after December 1, 2004 (i) prior to attainment of 35 years of service, 1.625% of annual compensation up to the ASSWB plus 2.0% of annual compensation in excess of the ASSWB, and (ii) after attainment of 35 years of service, 2.0% of annual compensation. There are no accruals of benefits for any service on or after June 1, 2009. The plan provides credit for years of service with GenCorp, the Company’s former parent company. Compensation considered under the plan for purposes of computing the benefit to which a participant is entitled includes salary and annual incentive compensation.

The normal form of payment of pension benefits under the plan is a life annuity. However, other payment options are available. A participant who has been married to his or her spouse for at least one year at his or her pension commencement date may elect to receive a joint and survivor annuity consisting of a reduced pension benefit during the participant’s lifetime with 50 percent of that benefit continuing to be paid to the surviving spouse for the remainder of his or her life. Married participants may alternatively elect a reduced pension with the full amount of the reduced pension continuing to be paid to his or her surviving spouse for the remainder of his or her life or a reduced pension with the full amount of the reduced pension continuing to be paid to his or her surviving spouse for a term certain following the participant’s death.

The Pension Benefits Restoration Plan is an unfunded, nonqualified plan available to any employee who qualifies for a benefit under the Consolidated Pension Plan and who incurs a reduction in such benefit as a result of Internal Revenue Code limitations on contributions to and payments of benefits from such plan. The benefit provided by this plan is equal to the amount a participant would have received under the Consolidated Pension Plan but does not because of the limitations imposed by the Internal Revenue Code on pension benefits under qualified plans. By restoring these benefits, the Pension Benefits Restoration Plan permits the total benefits to be provided to such eligible employees on the same basis as benefits are provided to all other employees under the Consolidated Pension Plan. Since June 1, 2009, there have also been no further accruals of benefits under the Pension Benefits Restoration Plan.

The present value of accumulated benefits under both the Consolidated Pension Plan and the Pension Benefits Restoration Plan have been calculated as of the Company’s measurement date of November 30, 2013 using the same assumptions used by the Company for financial reporting purposes under generally accepted accounting principles ASC 715, but using a normal retirement age of 65. These assumptions are described in Note O of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2013.

Of the Named Executive Officers included in the Pension Benefits Table, Messrs. Hicks, Hohman and LeMay are currently eligible to retire. The Consolidated Pension Plan provides that a participating salaried employee who has completed ten years of vesting service and has attained his 55th birthday may retire on the first day of any month thereafter and be eligible for an early retirement pension. If Mr. Hicks or Mr. LeMay were to retire and elect to begin receiving his pension benefits prior to the first day of the month following his 65th birthday, the monthly early retirement pension to which he would be entitled would be equal to 1/12 of his accrued pension and actuarially reduced in accordance with the plan. Because Mr. Hohman has already attained his 65th birthday, he can retire and elect to begin receiving his full, unreduced pension benefit at any time.

The OMNOVA Solutions Consolidated Pension Plan and the Pension Benefits Restoration Plan are discussed further in the Company’s Compensation Discussion & Analysis under the captions “Compensation Discussion and Analysis — Elements of Executive Compensation — Employee Benefits — Retirement Benefits” and “Compensation Discussion and Analysis — Elements of Executive Compensation — Employee Benefits — Benefits Restoration Plans” on page 49 of this Proxy Statement.

NONQUALIFIED DEFERRED COMPENSATION TABLE

The following table sets forth the contributions, earnings, withdrawals/distribution and aggregate balances at fiscal year end for the Named Executive Officers in the Retirement Savings Benefits Restoration Plan.

Name	Executive Contributions in Last Fiscal Year(1) ($)	Company Contributions in Last Fiscal Year(2) ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
K. M. McMullen	$97,200	$56,700	$67,104	$0	$1,302,166
M. E. Hicks	$30,300	$17,675	$81,682	$0	$595,592
J. J. Hohman	$32,579	$14,253	$70,253	$0	$475,474
J. C. LeMay	$25,860	$15,085	$22,538	$0	$316,786
J. T. Austin	$14,930	$8,426	$8,024	$0	$68,197

(1)	Represents employee contributions to the OMNOVA Solutions Retirement Savings Benefits Restoration Plan, an excess benefit plan that is intended to restore the benefits of the OMNOVA Solutions Retirement Savings Plan (the Company’s tax qualified 401(k) savings plan) to employees who would otherwise lose such benefits as a result of Internal Revenue Code limitations on contributions to tax-qualified savings plans.

(2)	Represents the Company’s matching contributions contributed to the Retirement Savings Benefits Restoration Plan.

The Retirement Savings Benefits Restoration Plan is an unfunded, nonqualified plan available to any employee who qualifies for a benefit under the OMNOVA Solutions Retirement Savings Plan and who incurs a reduction in such benefit as a result of Internal Revenue Code limitations on contributions to such plan. The purpose of the Benefits Restoration Plan is to restore the Savings Plan benefits which eligible employees and their beneficiaries would otherwise lose as a result of Internal Revenue Code limitations on contributions to tax-qualified 401(k) savings plans. By restoring these benefits, the Retirement Savings Benefits Restoration Plan permits the total benefits to be provided to such eligible employees on the same basis as benefits are provided to all other employees under the Retirement Savings Plan. The investment options available under the Retirement Savings Benefits Restoration Plan are identical to the investment options available under the Retirement Savings Plan. The Company matched 100% of the first 1% of employee contributions and 50% of the next 5% of employee contributions, up to 6% of eligible compensation, for a total Company match of 3.5% of eligible compensation.

The OMNOVA Solutions Retirement Savings Benefits Restoration Plan is discussed further in “Compensation Discussion and Analysis — Elements of Executive Compensation — Employee Benefits — Benefits Restoration Plans” on page 49 of this Proxy Statement.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The Company has entered into certain agreements and maintains certain plans that may require the Company to provide compensation and other benefits to Named Executive Officers of the Company in the event of a termination of employment. Based on a hypothetical termination of employment due to retirement or other voluntary termination (column 1), an involuntary not for cause termination (column 2), an involuntary for cause termination (column 3), change in control termination (column 4), disability termination (column 5) or death (column 6), and in each case assuming the termination of employment occurs on November 30, 2013 (the last business day of the Company’s fiscal year), the following table describes the potential payments upon such termination of employment for each Named Executive Officer.

Name	Retirement or Other Voluntary Termination		Involuntary Not For Cause Termination		Involuntary For Cause Termination	Involuntary or Good Reason Termination (in connection with a Change-in-Control)		Disability Termination	Death
K. M. McMullen
Severance(1)	$2,228,513		$6,841,209		$0	$8,099,112		$3,091,209	$3,091,209
Restricted Shares(3)	$0		$2,940,732	(4)	$0	$2,940,732		$2,940,732	$2,940,732
Benefits	$0		$94,480	(5)	$0	$209,220	(5)	$0	$0
Insurance Proceeds	$0		$0		$0	$0		$0	$4,100,000	(6)
280G Gross-Up	$0		$0		$0	$0		$0	$0
Total	$2,228,513	(2)	$9,876,421		$0	$11,249,064		$6,031,941	$10,131,941
M. E. Hicks
Severance(1)	$618,388		$906,303		$0	$2,603,240		$618,388	$618,388
Restricted Shares(3)	$517,716		$0		$0	$517,716		$517,716	$517,716
Benefits	$0		$95,740	(5)	$0	$135,220	(5)	$0	$0
Insurance Proceeds	$0		$0		$0	$0		$0	$100,000
280G Gross-Up	$0		$0		$0	$1,071,249		$0	$0
Total	$1,136,104		$1,002,043		$0	$4,327,425		$1,136,104	$1,236,104
J. J. Hohman
Severance(1)	$533,521		$798,706		$0	$2,361,674		$533,521	$533,521
Restricted Shares(3)	$430,992		$0		$0	$430,992		$430,992	$430,992
Benefits	$0		$89,740	(5)	$0	$129,220	(5)	$0	$0
Insurance Proceeds	$0		$0		$0	$0		$0	$100,000
280G Gross-Up	$0		$0		$0	$0		$0	$0
Total	$964,513		$888,446		$0	$2,921,886		$964,513	$1,064,513
J. C. LeMay
Severance(1)	$558,173		$818,058		$0	$2,349,764		$558,173	$558,173
Restricted Shares(3)	$467,784		$0		$0	$467,784		$467,784	$467,784
Benefits	$0		$88,340	(5)	$0	$127,820	(5)	$0	$0
Insurance Proceeds	$0		$0		$0	$0		$0	$100,000
280G Gross-Up	$0		$0		$0	$956,470		$0	$0
Total	$1,025,957		$906,398		$0	$3,901,838		$1,025,957	$1,125,957
J. T. Austin
Severance(1)	$301,719		$660,175		$0	$660,175		$450,450	$450,450
Restricted Shares(3)	$0		$0		$0	$402,005		$402,005	$402,005
Benefits	$0		$75,100	(5)	$0	$75,100	(5)	$0	$0
Insurance Proceeds	$0		$0		$0	$0		$0	$100,000
280G Gross-Up	$0		$0		$0	$0		$0	$0
Total	$301,719	(2)	$735,275		$0	$1,137,280		$852,455	$952,455

(1)

Severance payable upon death, disability or retirement (for those executives eligible to retire as of November 30, 2013), but not any other voluntary termination, includes: (a) the executive’s payouts earned for the performance period ending November 30, 2013 under the 2013 Executive Incentive Compensation Program; (b) the executive’s payouts earned for completed performance periods under outstanding LTIPs which, for purposes of this table, would include the performance period ending November 30, 2013 under the 2012 – 2013 Long-Term Incentive Program (consisting of the cash settlement value of performance shares earned under the 2012 – 2013 LTIP, calculated by multiplying the number of shares earned by the 30-day average closing price per share through January 21, 2014, the day prior to the day on which the Committee certified performance results under the 2012 – 2013 LTIP); and (c) the value of performance shares that the executive is eligible to earn under the 2013 – 2014 Long-Term Incentive Program based on actual results at the end of the performance period, the 30-day average closing price per share through the day prior to the day on which the Committee certifies performance results under the 2013 – 2014 LTIP, and prorated to reflect the portion of the performance period which has been completed at termination, but calculated for purposes of this table assuming target performance and a cash value per Performance Share equal to 8.76, the closing price per share on November 30, 2013.

Severance payable upon termination after a change in control includes each of (a), (b) and (c) above (except that the value of the performance shares earned under the 2012 – 2013 LTIP is calculated, in accordance with the plan, assuming a cash value per share equal to the closing price per share of OMNOVA common stock on November 30, 2013) plus amounts payable pursuant to the terms of the executives’ change in control agreements, if applicable.

Severance payable upon any voluntary termination of employment (other than retirement) includes the executive’s payouts earned for completed performance periods under outstanding LTIPs which, for purposes of this table, would include the performance period ending November 30, 2013 under the 2012 – 2013 Long-Term Incentive Program (consisting of the cash settlement value of performance shares earned under the 2012 – 2013 LTIP, calculated by multiplying the number of shares earned by the 30-day average closing price per share through January 21, 2014, the day prior to the day on which the Committee certified performance results under the 2012 – 2013 LTIP).

Severance payable upon an involuntary not for cause termination includes (a) the executive’s payouts earned for the performance period ending November 30, 2013 under the 2013 Executive Incentive Compensation Program and (b) the executive’s payouts earned for completed performance periods under outstanding LTIPs which, for purposes of this table, would include the performance period ending November 30, 2013 under the 2012 – 2013 Long-Term Incentive Program (consisting of the cash settlement value of performance shares earned under the 2012 – 2013 LTIP, calculated by multiplying the number of shares earned by the 30-day average closing price per share through January 21, 2014, the day prior to the day on which the Committee certified performance results under the 2012 – 2013 LTIP), plus amounts payable pursuant to the terms of the Corporate Officers’ Severance Plan for all executives other than Mr. McMullen and, for Mr. McMullen, pursuant to the terms of his employment agreement.

(2)	As of November 30, 2013, Mr. McMullen and Mr. Austin were not eligible to retire. Accordingly, the amount reflected in this column includes only those amounts payable to the executive assuming a voluntary termination of his employment on November 30, 2013.

(3)	For purposes of this table, amount reflects market value of the executive’s unvested restricted shares on November 30, 2013, the assumed date of the triggering event for purposes of this table. Restricted stock agreements provide for acceleration of all unvested shares in the event of retirement, death, disability or change in control. With respect to the column captioned “Retirement or Other Voluntary Termination”, accelerated vesting of restricted shares is only applicable in the case of retirement and not any other voluntary termination of employment. As of November 30, 2013, only Mr. Hicks, Mr. Hohman and Mr. LeMay were eligible to retire.

(4)	Pursuant to Mr. McMullen’s Employment Agreement, in the event that his employment is involuntarily terminated other than for cause, his unvested restricted stock would continue to vest in accordance with the terms of the award. For purposes of this table, the shares of unvested restricted stock held by Mr. McMullen on November 30, 2013 were assumed to have a value equal to the closing price per share of OMNOVA common stock on November 29, 2013 (the last trading day of the Company’s 2013 fiscal year) of $8.76.

(5)	For all executives other than Mr. McMullen and Mr. Austin, benefits include maximum cost of outplacement services for 12 months of 20% of the executive’s salary, as reflected in the change in control agreements, plus the full cost of Company provided medical, dental and basic life insurance at an annual cost of $19,740 per year for three years in the case of a change in control termination and one year in the case of an involuntary termination not for cause. For Mr. McMullen, benefits include maximum cost of outplacement services for 12 months of 20% of the executive’s salary, as reflected in the change in control agreements, plus the full cost of Company provided medical, dental and basic life insurance at an annual cost of $19,740 per year for three years in the case of a change in control termination and, in the case of an involuntary termination not for cause, includes the full cost of Company provided medical, dental and basic life insurance for two years plus $15,000 for outplacement assistance and $40,000 for financial counseling, in accordance with the terms of Mr. McMullen’s Employment Agreement. For Mr. Austin, benefits include the reasonable cost of outplacement services for 12 months (estimated at 20% of the executive’s salary for purposes of this calculation), plus the full cost of Company provided medical, dental and basic life insurance for one year, in accordance with the terms of the Corporate Officers Severance Plan.

(6)	Includes a $100,000 payment under a group term life policy provided by the Company and a $4,000,000 payment under an individual policy for which the Company pays the premiums.

Terminations Following a Change in Control

The Company has entered into change in control agreements with the Company’s five elected executive officers, four of whom are also Named Executive Officers. The change in control agreements are designed to promote stability and continuity of senior management in the event of any actual or threatened change in control of the Company and to encourage management to remain in service after a change in control. Under these agreements, certain benefits are payable by the Company if a “triggering event” occurs within two years after a Change in Control.

A Triggering Event occurs if within two years after a Change in Control (i) the Company terminates the employment of the executive for any reason other than death, disability or “Cause” or (ii) the executive terminates employment following the occurrence of one or more adverse events: (a) failure to elect or reelect or otherwise maintain the executive in the office or position the executive held immediately prior to a Change in Control, or a substantially equivalent office or position, of or with the Company and/or a subsidiary of the Company, or failure to elect or the removal of the executive as a director of the Company (if the executive was a director immediately prior to the Change in Control); (b) a significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position with the Company; (c) a reduction in the executive’s base salary; (d) a reduction in the executive’s opportunities for incentive pay (including but not limited to a reduction in target bonus percentage or target award opportunity) provided by the Company; (e) the termination or denial of an executive’s rights to benefits or a reduction in the scope or aggregate value; (f) the executive determines that a change in circumstances has occurred following the Change in Control, including without limitation, a change in scope of the business or activities that the executive was responsible for immediately prior to the Change in Control, which has rendered the executive substantially unable to carry out, has substantially hindered the executive’s performance of, or has caused the executive to suffer a substantial reduction in, any of the authorities, powers, functions, responsibilities or duties attached to the position held by the executive immediately prior to the Change of Control; (g) the liquidation, dissolution, merger, consolidation or reorganization of the Company or transfer of all or substantially all of its business and/or assets, unless the successor or successors assume all of the duties and obligations of the Company under the change in control agreement; or (h) the Company relocates its principal executive office, or requires the executive to have his principal location of work changed, to any location that is in excess of thirty miles from the location thereof immediately prior to the Change in Control, or requires the executive to travel away from his office more than fourteen consecutive calendar days or an aggregate of more than ninety calendar days in any consecutive 365 calendar-day period.

A Change in Control occurs if (a) the Company sells or transfers all or substantially all of the Company’s assets to another corporation or entity, (b) the Company is merged, consolidated or reorganized into or with another corporation or entity, with the result that upon the conclusion of the transaction the shareholders of the Company own less than 51% of the outstanding securities entitled to vote generally in the election of directors or other capital interest of the acquiring corporation or entity, (c) any person or group of persons, acting alone or together with any of its affiliates or associates, acquires beneficial ownership of 20% or more of the outstanding voting securities of the Company, (d) at any time during a period of two years, individuals who were directors of the Company at the beginning of the period no longer constitute a majority of the members of the Board of Directors unless the election, or nomination for election by the Company’s shareholders, of each director who was not a director at the beginning of the period is approved by at least two-thirds of the directors who are in office at the time of the election or nomination and were directors at the beginning of the period, or (e) the Board decides that any particular actual or proposed merger, consolidation, reorganization, sale or transfer of assets, accumulation of shares or tender offer for shares of the Company or other transaction or event or series of transactions or events will, or is likely to, if carried out, result in a Change in Control.

The change in control agreement defines “Cause” as (a) a criminal violation involving fraud, embezzlement or theft in connection with the executive’s duties or in the course of his employment with the Company, (b) intentional wrongful damage to property of the Company, (c) intentional wrongful disclosure of secret processes or confidential information of the Company, or (d) intentional wrongful engagement in any competitive activity.

Within five business days after the occurrence of a Triggering Event, the Company must pay Messrs. Hicks, Hohman and LeMay an amount equal to three times the sum of their respective base salary and incentive pay (an amount equal to not less than the average of the annual bonus made in any fiscal year during the last three fiscal years immediately preceding, or, if greater, 75% of the maximum bonus opportunity for the fiscal year in which the Change in Control occurs pursuant to the Executive Incentive Compensation Program). The Company will provide the executive continued health and welfare benefits (including medical, dental and life insurance) that are comparable to or better than those provided to the executive at the time of the Change in Control until the earlier of three years from the date of the Triggering Event and the date the executive becomes eligible to receive comparable or better benefits from a new employer. In addition, the Company has agreed to provide the executive with financial counseling for two years in a manner similar to that provided to the executive prior to the Change in Control and outplacement services for a period of up to one year so long as this cost does not exceed 20% of the executive’s base salary. The change in control agreements renew annually unless terminated pursuant to their provisions.

Mr. McMullen’s change in control agreement includes a requirement that any amount that may become payable under the change in control agreement be offset by any amount that may be paid under his executive employment agreement as a result of termination of employment. Mr. McMullen’s agreement also provides that (i) for the purposes of calculating the severance payment, bonus is defined as no less than 125% of base salary in effect at the time a change in control occurs, and (ii) he may terminate his employment for any reason, or without reason, during the 60-day period immediately following the date six months after the occurrence of a Change in Control, with the right to receive severance compensation under his change in control agreement.

Under the Third Amended and Restated 1999 Equity and Performance Incentive Plan (including predecessor plans), upon the occurrence of a Change in Control any unvested restricted shares granted to the executive by the Company prior to the Change in Control vest automatically and all restrictions on the transfer of the restricted shares lapse. Additionally, under the terms of the Performance Share Agreements, if an executive’s employment is terminated within two years following a Change in Control either involuntarily (other than for death, disability, retirement or cause) or for good cause in accordance with the terms of the executive’s change in control agreement, the executive will be entitled to immediate payment of any performance shares due to him at the time of his termination for any performance period already completed, and a prorated number of performance shares for each performance period which has not been completed at the time of his termination, calculated using the “target” attainment of performance goals. The Company will pay to the executive a cash amount equal to the value of the performance shares earned with each performance share having a value equal to the market value per share on the date of the executive’s termination. Any stock options that the executive has not exercised prior to termination will terminate upon the earlier of (i) 120 days after termination of the executive’s employment and (ii) the expiration of the option.

Each change in control agreement includes a non-compete provision that prohibits the executive, for a period of three years, from engaging in activity that is substantially and directly in competition with the Company. Additionally, payment of the severance compensation under the change in control agreement is conditioned on the officer signing a release of any claims against the Company.

Each change in control agreement provides that to the extent any of the payments to be made to the executive (together with all other payments of cash or property, whether pursuant to the change in control agreement or otherwise) constitutes “excess parachute payments” under certain tax laws, including Section 280G of the Internal Revenue Code, the Company will pay the executive such additional amounts as are necessary to cause him to receive the same after-tax compensation that he would have received but for the application of such tax laws.

For any Named Executive Officer who is not a party to a change in control agreement, he or she will be eligible for benefits under the OMNOVA Solutions Officers’ Severance Plan, as described below, in the event of involuntary termination of the executive’s employment following a change in control.

Other Terminations

The Compensation and Corporate Governance Committee of the Board of Directors has adopted the OMNOVA Solutions Corporate Officers’ Severance Plan, which, in the case of involuntary termination of the executive’s employment, other than in the event of a Change in Control (as described above) for executive’s who are party to a change in control agreement or termination for “Cause”, provides for (i) salary continuation for 12 months after the date of termination; (ii) payment of an EICP bonus calculated based on actual attainment of performance objectives for the relevant performance period and prorated to reflect that portion of the year during which the executive was employed by the Company; (iii) medical, dental and life insurance benefits continuation for 12 months at the same levels elected prior to termination; and (iv) outplacement assistance for a period not to exceed 12 months. The Corporate Officers’ Severance Plan defines Cause as (a) a material violation of the Company’s Business Conduct Policies, (b) the conviction for any felony or any offense involving moral turpitude; (c) the willful failure by the executive to perform his or her duties; and (d) any act deliberately committed to provoke termination. Each of the Named Executive Officers other than Mr. McMullen is eligible for benefits under the Corporate Officers’ Severance Plan.

In order to be eligible to receive payment under the Corporate Officers’ Severance Plan upon termination of employment, the executive must execute a settlement agreement and release. Pursuant to the settlement agreement and release, the executive is prohibited for a period of two years after employment termination from (a) engaging in certain activities that are competitive with the Company or (b) soliciting any employees of the Company to leave employment with the Company. Additionally, the settlement agreement and release prohibits the executive from disclosing confidential or proprietary information about the Company.

Under Mr. McMullen’s employment agreement, if the Company terminates Mr. McMullen’s employment other than for “Cause” prior to age 65 or if Mr. McMullen elects to terminate his employment due to the Board’s decision to remove him as Chairman or Chief Executive Officer or to reduce his base pay or eligibility for incentive pay, he will be entitled to (a) termination pay in an amount equal to two times the sum of (1) his base annual salary and (2) the higher of his base annual salary or the highest year-end bonus that he received in the previous three fiscal years; (b) accelerated vesting of all unvested stock options and continued exercisability of all options and vesting of restricted shares for the remainder of their respective terms; (c) payment of all amounts earned under the Company’s Long-Term Incentive Program for completed performance periods plus a prorated payment for each performance period which has not been completed at the time of termination (calculated using the greater of actual or target attainment of performance goals for that portion of any performance period not completed), (d) continuation of medical, dental and life insurance benefits and financial planning assistance for 24 months following termination; and (e) outplacement assistance. Mr. McMullen’s employment agreement defines Cause as any willful (i) failure to follow any instruction or policy of the Company or the directors of the Company, (ii) commission of any felony, (iii) falsification of any Company document, or (iv) act committed to provoke dismissal.

In the event of an executive’s death or disability, the executive will receive benefits under a Company-provided life insurance policy in the amount of one times salary (up to a maximum of $100,000). The benefits are provided by a third party insurer. In addition, the Company maintains an additional life insurance policy in the amount of $4 million for Mr. McMullen, pursuant to the terms of his Employment Agreement.

Under the Third Amended and Restated 1999 Equity Incentive Plan (including predecessor plans), if an executive’s employment is terminated due to death, disability or retirement, then any restricted shares granted to the executive by the Company prior to the executive’s termination vest automatically and all restrictions on the transfer of the restricted shares lapse. Any stock options the executive was granted under the Third Amended and Restated 1999 Equity and Performance Incentive Plan that are not yet exercisable will lapse automatically and may not be exercised, upon the executive’s death, disability or retirement.

Under the Third Amended and Restated 1999 Equity and Performance Incentive Plan (including predecessor plans), if an executive’s employment is terminated for any reason other than death, disability, retirement or Change in Control, then any restricted shares granted to the executive by the Company prior to the executive’s termination that have not yet vested are forfeited and cancelled. Additionally, the executive forfeits any performance shares that the executive has not earned prior to termination. However, the Compensation and Corporate Governance Committee of the Company may, in its discretion, determine that the executive is entitled to receive a pro rata or other portion of the performance shares. The executive also forfeits any stock options that the executive has not yet exercised.

Under the Company’s Executive Incentive Compensation Program, if a participant’s employment is terminated due to his or her death, disability, retirement or involuntary not for cause termination, then he or she is entitled to payment for any completed fiscal year not yet paid at the time of termination, as well as a payment for the current fiscal year based on actual attainment of objectives and prorated to reflect that portion of the year during which he or she was employed by the Company. Under the Company’s Long-Term Incentive Plan, if a participant’s employment is terminated due to his or her death, disability, retirement or other involuntary not for cause termination, then he or she is entitled to payment for any completed performance period not yet paid at the time of termination. The Compensation and Corporate Governance Committee may, in its discretion, in the event of an executive’s death, disability or retirement, determine to provide a prorated payment for any performance period not yet completed based on actual attainment of objectives. The Performance Share Agreement entered into with each of the Named Executive Officers with respect to performance shares awarded under the 2012 – 2013 LTIP provide for such a prorated payment in the event of an executive’s death, disability or retirement prior to completion of the performance period.

DIRECTOR COMPENSATION

The compensation program for non-employee directors currently consists of an annual retainer of $100,000, payable $50,000 in cash and $50,000 in equity. In addition, committee chairs receive a retainer of $5,000 annually and the presiding director receives a retainer of $7,500 annually (in addition to the committee chair retainer if the presiding director also serves as a committee chair). Directors who are also employees of the Company are not compensated separately for serving on the Board. Directors are not paid additional compensation for attendance at Board or committee meetings. With the exception of the presiding director retainer which was added in 2012, there has been no increase in compensation paid to non-employee directors since January 2011.

The equity component of directors’ compensation consists of a deferred share award. The number of deferred shares of OMNOVA common stock awarded to each director is determined by dividing the target equity value ($50,000 in 2013) by the average closing price per share of OMNOVA common stock on the New York Stock Exchange for the 30 trading days preceding the grant date. The grant date is typically the date that precedes the date of the Company’s Annual Meeting of Shareholders. These deferred shares will vest on the later of the first anniversary of the grant date or the director’s termination of service on the Board. The deferred shares are awarded under the OMNOVA Solutions Third Amended and Restated 1999 Equity and Performance Incentive Plan (including predecessor equity plans).

In June 2013, the Compensation and Corporate Governance Committee engaged Pay Governance LLC to conduct an assessment of the market competitiveness of the Company’s non-employee director compensation program. In conducting the assessment, Pay Governance reviewed data compiled from the most recent proxy filings of the comparator group of companies constructed by Pay Governance for purposes of evaluating certain aspects of the Company’s executive compensation program, as well as a group of 23 S&P Small Cap companies with revenue similar to OMNOVA. (For information regarding the comparator group, please see “Administration, Oversight and Determination of Executive Compensation — Compensation Consultants and Benchmarking” beginning on page 30 of this Proxy Statement.) The results of this assessment indicated that while the structure of OMNOVA’s director compensation program reflects market practices, the amount of the annual board retainer for the Company’s non-employee directors was in the bottom quartile of competitive market data. Additionally, the Committee’s retainers for committee chairs and presiding director were also well below market. As with executive compensation, compensation at the 50th percentile of market is considered to be competitive. After reviewing the results of the Pay Governance assessment of the market competitiveness of the Company’s non-employee directors’ compensation program, and taking into account the Company’s current operating environment, the Board determined to defer any increase in the compensation program for non-employee directors until 2014.

As noted earlier in this report, the Company’s directors are subject to stock ownership guidelines. These guidelines require that each director achieve an ownership level of 40,000 shares of the Company’s stock within five years of the date upon which he or she is first elected as a director. In determining a director’s level of ownership, shares owned directly by the director, as well as time-based unvested deferred shares and phantom shares held in the director’s deferred compensation plan count toward the satisfaction of the ownership guidelines.

Nonemployee directors may elect to defer all or a percentage of their cash retainer and any committee chairman’s fees. The deferred compensation plan is unfunded. Amounts deferred at the election of the director are credited with phantom shares in the OMNOVA Solutions Stock Fund, an S&P 500 index fund or a cash deposit program, as selected by the director. Deferred amounts and earnings are payable in cash in either a lump sum or installments as elected by the director commencing, at the director’s election, (i) 30 days after termination of his service as a director, (ii) on a fixed future date specified by the director at the time of his deferral election or (iii) upon the director’s attainment of a certain age specified by him at the time of his deferral election.

In February 2000, the Board of Directors discontinued availability of the Retirement Plan for Nonemployee Directors to any subsequently elected directors. Pursuant to this plan, each nonemployee director who terminated his or her service on the Board after at least sixty months of service (including service on the Board of Directors of GenCorp Inc. prior to the spin-off of OMNOVA Solutions in October 1999) would receive an annual retirement benefit equal to .60 multiplied by the retainer in effect on the date the director’s service terminated, until the number of monthly payments made equals the lesser of (a) the individual’s months of applicable service as a director or (b) 120 monthly payments. In the event of death prior to payment of the applicable number of installments, the aggregate amount of unpaid monthly installments would be paid, in a lump sum, to the retired director’s surviving spouse or other designated beneficiary, if any, or to the retired director’s estate. Mr. Percy is the only currently serving director who is eligible for this plan and, in accordance with an election made at the time the plan was discontinued in February 2000, his participation in the retirement plan was frozen at that time. Accordingly, no further service benefit has accrued for Mr. Percy under the plan since February 2000. Mr. D’Antoni, Mr. Merriman, Mr. Porcellato, Mr. Rothwell, Mr. Seelbach and Mr. Stefanko joined the Board after February 2000 and, therefore, never participated in the Retirement Plan for Nonemployee Directors.

Under the Board’s retirement policy, a non-employee director will offer his or her resignation at the meeting immediately preceding his or her 75th birthday.

Director Compensation Table

The following table sets forth compensation information for our nonemployee directors for fiscal year 2013.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation ($)	Total ($)
D. J. D’Antoni	$50,000	$49,718	$0	$0	$0	$0	$99,718
M. J. Merriman	$62,500	$49,718	$0	$0	$0	$0	$112,218
S. W. Percy	$55,000	$49,718	$0	$0	$0	$0	$104,718
L. B. Porcellato	$50,000	$49,718	$0	$0	$0	$0	$99,718
A. R. Rothwell	$50,000	$49,718	$0	$0	$0	$0	$99,718
W. R. Seelbach	$50,000	$49,718	$0	$0	$0	$0	$99,718
R. A. Stefanko	$50,000	$49,718	$0	$0	$0	$0	$99,718

(1)	Includes cash portion of the annual retainer of $50,000. For Mr. Percy also includes additional fee of $5,000 for service as a committee chair. For Mr. Merriman also includes additional fees of $5,000 and $7,500 for service as a committee chair and as presiding director, respectively.

(2)	This column represents the grant date fair value, excluding estimates for forfeitures, for deferred shares awarded each of the directors in 2013 pursuant to the Company’s Third Amended and Restated 1999 Equity and Performance Incentive Plan (including predecessor plans) and in accordance with the Company’s compensation program for directors. Compensation expense for deferred shares is expensed over a one year period from the date of the grant because directors are eligible to receive the shares one year following the date of grant. The assumptions made in valuing the deferred shares reported in this column are described in Note Q of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended November 30, 2013. The amounts included in this column do not reflect whether the director has actually realized a financial benefit from the awards. No deferred shares were forfeited by the directors during the 2013 fiscal year.

On March 20, 2013, 6,138 deferred shares were awarded to each non-employee director. The grant date fair value of these deferred share awards for each of the non-employee director was $49,718, calculated by multiplying the number of deferred shares awarded each director by the closing price per share of OMNOVA common stock of $8.10 on the grant date of March 20, 2013.

At November 30, 2013, the aggregate number of deferred shares held by each director was as follows: Mr. D’Antoni, 41,586; Mr. Merriman, 39,372; Mr. Percy, 41,586; Mr. Porcellato, 37,355; Mr. Rothwell, 26,780; Mr. Seelbach, 41,586; and Mr. Stefanko, 41,586.

There were no restricted shares held by any director as of November 30, 2013.

(3)	No stock options were granted to any director in 2013. Accordingly, there is no grant date fair value of options reported.

At November 30, 2013, the aggregate number of stock options held by each director was as follows: Mr. D’Antoni, 5,000; Mr. Merriman, 0; Mr. Percy, 5,000; Mr. Porcellato, 0; Mr. Rothwell, 0; Mr. Seelbach, 5,000; and Mr. Stefanko, 0.

(4)	Since there was no change in either the retainer or the number of months of credited service for any eligible director during the 2013 fiscal year, accordingly there has been no change in the value of the benefits accrued for any eligible director under the Retirement Plan for Nonemployee Directors in the 2013 fiscal year.

Additionally, in 2013 and prior years, certain directors have elected to defer some or all of their retainer and chairman’s fees pursuant to the Deferred Compensation Plan for Nonemployee Directors. Any fees deferred in 2013 have nevertheless been included under the column “Fees Earned or Paid in Cash”. None of the directors received above market or preferential earnings on deferred compensation during fiscal year 2013.

BENEFICIAL OWNERSHIP

The following tables set forth the beneficial ownership of the Company’s common stock by directors and executive officers of the Company as of January 21, 2014, as well as the name, address, number and percentage of shares owned by each person who, to the knowledge of the Company, was the beneficial owner of more than five percent of the 47,167,582 shares of the Company’s common stock outstanding as of January 21, 2014. Unless otherwise indicated, share ownership is direct.

SHARE OWNERSHIP OF DIRECTORS AND MANAGEMENT

Name	Number of Shares of Common Stock Beneficially Owned(1)		Percent of Outstanding Shares of Common Stock(2)
David J. D’Antoni	10,023	(3)	*
Michael J. Merriman	3,000		*
Steven W. Percy	15,617	(3)	*
Larry B. Porcellato	15,000		*
Allan R. Rothwell	0		*
William R. Seelbach	29,523	(3)	*
Robert A. Stefanko	2,513		*
Kevin M. McMullen	921,805	(3),(4)	2.0%
Michael E. Hicks	235,631	(4)	*
James J. Hohman	220,159	(4)	*
James C. LeMay	157,255	(4)	*
Jay T. Austin	59,086	(4)	*
Directors and Officers as a group	1,894,197	(3),(4)	4.0%

*	Less than 1%.

(1)	Except as otherwise indicated below, beneficial ownership means the sole power to vote and dispose of shares. None of the shares owned by directors, nominees or the Named Executive Officers have been pledged as security.

(2)	Calculated using 47,167,582 shares as the number of outstanding shares.

(3)	Includes shares subject to stock options which may be exercised within 60 days of January 21, 2014, as follows: Mr. Percy, 5,000 shares; Mr. Seelbach, 5,000 shares; Mr. McMullen, 50,000 shares; and all directors and executive officers as a group, 60,000 shares.

(4)	Includes the approximate number of shares credited to the individual’s account as of January 21, 2014, under the OMNOVA Solutions Retirement Savings Plan.

In addition to the shares reflected in this table, each of the directors also holds deferred shares of OMNOVA stock and certain directors also hold phantom shares. Deferred shares represent the right to receive one share of OMNOVA common stock for each deferred share awarded, upon the later of one year from the date of grant or the director’s termination of service on the Board. Directors receive approximately one-half of their annual retainer for service on the Board of Directors in the form of deferred shares. Phantom shares are acquired when a director elects to defer all or a portion of his or her annual retainer and chairman’s fees into the OMNOVA Solutions Stock Fund of the OMNOVA Solutions Inc. Deferred Compensation Plan for Nonemployee Directors. Phantom stock units are credited to a director’s account based on the number of shares of OMNOVA Common Stock that could have been purchased with the amount deferred at the closing price per share on the New York Stock Exchange on the date the director’s fees would otherwise have been payable to him. Phantom stock units are convertible 1-for-1 into OMNOVA Solutions Common Stock and are payable in cash.

As of January 21, 2014, the directors held the following numbers of deferred shares and phantom shares and, together with the shares beneficially owned by each director as reported in the table above, have a total economic interest tied directly to the value of OMNOVA common shares as follows:

Name	Deferred Shares	Phantom Shares	Shares Beneficially Owned Per Table Above	Total
David J. D’Antoni	41,586	66,626	10,023	118,235
Michael J. Merriman	39,372	0	3,000	42,372
Steven W. Percy	41,586	69,575	15,617	126,778
Larry B. Porcellato	37,355	0	15,000	52,355
Allan R. Rothwell	26,780	16,333	0	43,113
William R. Seelbach	41,586	7,869	29,523	78,978
Robert A. Stefanko	41,586	0	2,513	44,099

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The information set forth in the following table was derived from reports filed with the Securities and Exchange Commission by the beneficial owners on the dates indicated in the footnotes below.

Name	Number of Shares of Common Stock Beneficially Owned		Percent of Outstanding Shares of Common Stock(7)
FMR LLC 82 Devonshire Street Boston, MA 02109	5,724,218	(1)	12.1%

Bank of New York Mellon Corporation One Wall Street, 31st Floor New York, NY 10286	3,663,348	(2)	7.8%

BlackRock, Inc., et al. 55 East 52nd Street New York, NY 10022	2,922,004	(3)	6.2%

Royal Bank of Canada Royal Bank Plaza 200 Bay Street Toronto Canada M5J2J5	2,505,353	(4)	5.3%

Investment Counselors of Maryland LLC 803 Cathedral St. Baltimore, MD 21201	2,452,400	(5)	5.2%

GAMCO Investors, Inc., et al. One Corporate Center Rye, NY 10580	2,413,675	(6)	5.1%

(1)	Pursuant to a Schedule 13F-HR filed with the Securities and Exchange Commission on November 14, 2013, FMR LLC reported that as of September 30, 2013, it shared investment discretion with its affiliates Fidelity Management & Research Co. and FMR Co., Inc. over 5,724,218 shares, with respect to which shares it had no voting authority.

(2)	Pursuant to a Schedule 13F-HR filed with the Securities and Exchange Commission on November 14, 2013, by Bank of New York Mellon Corporation, Bank of New York Mellon Corporation reported, on behalf of itself and several affiliate companies, that, as of September 30, 2013, it had sole voting and investment discretion over 46 shares; BNY Mellon, NA had sole voting and investment discretion over 2,500 shares; Mellon Capital Management Corporation had investment discretion over 122,624 shares, with respect to which it had sole voting authority over 100,154 shares and no voting authority over 22,470 shares; The Bank of New York Mellon had sole voting and investment discretion over 448,238 shares; The Boston Company Asset Management, LLC had investment discretion over 1,073,750 shares, with respect to which it had sole voting authority over 915,500 shares and no voting authority over 158,250 shares; and The Dreyfus Corporation had sole voting and investment discretion over 2,016,190 shares.

(3)	Pursuant to multiple Schedule 13F-HRs filed with the Securities and Exchange Commission on November 12, 2013, by BlackRock, Inc. and several subsidiary companies (collectively, “BlackRock”), BlackRock reported that as of September 30, 2013, BlackRock, Inc. had sole voting and investment discretion over 1,246 shares; BlackRock Advisors, LLC had sole voting and investment discretion over 28,920 shares; BlackRock Fund Advisors had sole voting and investment discretion over 1,336,268 shares; BlackRock Institutional Trust Company, N.A. had sole voting and investment discretion over 1,422,515 shares, and BlackRock Investment Management, LLC had sole voting and investment discretion over 133,055 shares. BlackRock, Inc. specifically disclaims investment discretion over the holdings reported by these subsidiaries.

(4)	Pursuant to a Schedule 13F-HR filed with the Securities and Exchange Commission on November 14, 2013, Royal Bank of Canada reported that as of September 30, 2013, it shared investment discretion with its affiliate RBC Global Asset Management (US) over 2,505,353 shares, with respect to which shares it had sole voting authority over 520 shares, shared voting authority over 1,545,661 shares and no voting authority over 959,172 shares.

(5)	Pursuant to a Schedule 13F-HR filed with the Securities and Exchange Commission on October 30, 2013, Investment Counselors of Maryland LLC reported that as of September 30, 2013, it shared investment discretion with its affiliate Old Mutual (US) Holdings Inc. over 2,452,400 shares, with respect to which shares it had sole voting authority over 1,665,100 shares and no voting authority over 787,300 shares.

(6)	Pursuant to a Schedule 13F-HR filed with the Securities and Exchange Commission on November 7, 2013, GAMCO Investors, Inc., et al, reported that, as of September 30, 2013, GAMCO Investors, Inc. had sole investment discretion over 1,460,675 shares, with respect to which it had sole voting authority over 1,443,675 shares and no voting authority over 17,000 shares; and Gabelli Funds, LLC had sole investment discretion and voting authority over 953,000 shares.

(7)	Calculated using 47,167,582 shares as the number of outstanding shares.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Section 16(a) of the Securities Exchange Act of 1934 and the rules promulgated under it require that certain officers, directors and beneficial owners of the Company’s equity securities file various reports of transactions effected in OMNOVA Solutions common stock with the Securities and Exchange Commission. The Company has procedures in place to assist these persons in preparing and filing these reports on a timely basis. To the best of the Company’s knowledge, all required reports were filed timely.

OTHER INFORMATION

YOUR VOTE IS IMPORTANT. Regardless of whether you expect to attend the meeting in person, you are urged to vote your shares by promptly marking, signing, dating and returning your proxy card or, in the alternative, by voting your shares electronically either over the Internet or by touchtone telephone. Please see “QUESTIONS & ANSWERS — How Do I Vote?” beginning on page 1 of this Proxy Statement for further information and instructions.

Kristine C. Syrvalin

Secretary

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	X

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by

11:59 p.m., EDT, on March 18, 2014.

Vote by Internet • Go to www.envisionreports.com/OMN • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

•	Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board recommends a vote FOR all nominees and FOR Proposals 2 and 3.

1. Election of Directors to a three-year term expiring at the 2017 Annual Meeting

01 - Michael J. Merriman	02 - William R. Seelbach	+

☐	FOR ALL	☐	WITHHOLD FOR ALL	☐	EXCEPTIONS - To withhold authority to vote for any individual nominees, mark the “EXCEPTIONS” box to the left and write that nominee’s name in the space below.

		For	Against	Abstain			For	Against	Abstain
2.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending November 30, 2014	☐	☐	☐	3.	An advisory vote to approve the compensation of the Company’s executive officers	☐	☐	☐

4.	Upon matters incident to the conduct of the meeting and such other business as may properly come before the meeting or any adjournment(s) thereof

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right	☐
if you plan to attend the
Annual Meeting.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — OMNOVA Solutions Inc.

175 Ghent Road, Fairlawn, Ohio 44333

2014 Annual Meeting of Shareholders – March 19, 2014

This Proxy Is Solicited On Behalf of the Board of Directors of the Company

The undersigned hereby appoints JAMES C. LEMAY, KRISTINE C. SYRVALIN AND MICHAEL E. HICKS, and each of them, his proxy, with power of substitution, to represent and vote all shares of Common Stock of OMNOVA Solutions Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 a.m. on March 19, 2014 at the Hilton/Akron Fairlawn, 3180 West Market Street, Fairlawn, Ohio 44333, and at any postponement or adjournments thereof, with all the powers which the undersigned would possess if personally present at the Annual Meeting, and appoints the proxy holders to vote as directed below and in accordance with their judgment on matters incident to the conduct of the meeting and any matters of other business referred to in Item 4.

This card also constitutes your voting instructions for any and all shares held of record by Computershare for your account in the Company’s Dividend Reinvestment Plan and will be considered to be CONFIDENTIAL VOTING INSTRUCTIONS to the Plan Trustee with respect to Shares held for your account under the OMNOVA Solutions Retirement Savings Plan. If your shares are held in the OMNOVA Solutions Retirement Savings Plan, your voting instructions must be received by 11:59 p.m. on March 16, 2014 in order to communicate your instructions to the Plan Trustee who will then vote your shares as instructed. Any Plan shares for which instructions are not received by the deadline stated above will be voted by the Plan Trustee in the same proportion as it votes Plan shares for which it did receive timely instructions.

Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, this proxy will be voted FOR all nominees identified in Proposal 1 and FOR Proposals 2 and 3. In their discretion, the Proxies are authorized to vote upon matters incident to the conduct of the meeting and such other business as may properly come before the meeting or any adjournment(s) thereof. (Items to be voted appear on reverse side.)

Vote by Internet • Go to www.envisionreports.com/OMN • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to be Held on March 19, 2014.

Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual shareholders’ meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The Company’s 2014 proxy materials are available at:

Easy Online Access — A Convenient Way to View Proxy Materials and Vote
When you go online to view materials, you can also vote your shares.
Step 1: Go to www.envisionreports.com/OMN to view the materials.
Step 2: Click on Cast Your Vote or Request Materials.
Step 3: Follow the instructions on the screen to log in.
Step 4: Make your selection as instructed on each screen to select delivery preferences and vote.

When you go online, you can also consent to receive electronic delivery of future materials, if you prefer.

Obtaining a Copy of the Proxy Materials – If you want to receive a copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before March 7, 2014 to facilitate timely delivery.

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OMNOVA Solutions Inc. Shareholder Meeting Notice

The 2014 Annual Meeting of Shareholders of OMNOVA Solutions Inc. will be held at the Hilton Akron/Fairlawn, 3180 West Market Street, Fairlawn, Ohio 44333, on Wednesday, March 19, 2014, at 9:00 a.m. EDT to:

1.	Consider and vote on the election of the following individuals to serve as directors for a term of three years, ending in the year 2017: Michael J. Merriman and William R. Seelbach
2.	Consider and vote on the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending November 30, 2014
3.	Consider and conduct an advisory vote to approve the compensation of the Company’s executive officers

Your Board of Directors recommends a vote “FOR” all nominees in Proposal 1 and “FOR” Proposals 2 and 3

PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you.

The following Proxy Materials are available for you to review online at www.envisionreports.com/OMN:

•	the OMNOVA Solutions 2014 Proxy Statement;
•	the OMNOVA Solutions 2013 Annual Report and 10-K (which is not deemed to be part of the official proxy soliciting materials); and
•	any amendments to the foregoing materials that may be required to be furnished to shareholders.

Shareholders of record as of January 21, 2014 are cordially invited to attend the Annual Meeting. The meeting will be held at 9:00 a.m. EDT on Wednesday, March 19, 2014 at:

Meeting Location:

Hilton/Akron Fairlawn

3180 West Market Street

Fairlawn, OH 44333

You can find directions to, and admission requirements for,

the Annual Meeting on our website at www.omnova.com.

Here’s how to order a copy of the proxy materials and select a future delivery preference:
Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email options below.

Email copies: Current and future email delivery requests must be submitted via the Internet following the instructions below. If you request an email copy of current materials you will receive an email with a link to the materials.

PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials.
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Internet – Go to www.envisionreports.com/OMN. Click Cast Your Vote or Request Materials. Follow the instructions to log in and order a copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials.

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Telephone – Call us free of charge at 1-866-641-4276 and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings.

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Email – Send email to investorvote@computershare.com with “Proxy Materials OMNOVA Solutions Inc.” in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse, and state in the email that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings.

To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by March 7, 2014.

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